[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit 10.47

Manufacturing Services Agreement

(the “Agreement”)

by and between

Lonza AG

Muenchensteinerstrasse 38

Ch-4002, Basel

Switzerland

- hereinafter “Lonza” -

and

Portola Pharmaceuticals, Inc.

270 E. Grand Avenue

South San Francisco, CA  94080

USA

- hereinafter “Customer” -

Effective as of 15 August, 2017 (the “Effective Date”)

Table of Contents

Page

1Definitions and Interpretation3

2Performance of Services14

3Project Management / Steering Committee21

4Visp Facility23

5Quality23

6Insurance24

7Minimum Order; Forecasting, Ordering, Rescheduling and Cancellation24

8Delivery and Acceptance30

9Price and Payment and Changes32

10Intellectual Property37

11Warranties38

12Indemnification and Liability41

13Confidentiality43

14Term and Termination44

15Force Majeure49

16Miscellaneous49

Appendix A: Cell Line

Appendix B: Batch Price and Minimum Order

Appendix C: Bill of materials

Appendix D: [Reserved]

Appendix E: Stages of Work

Appendix F: Estimated Visp Facility Construction and Validation Timeline

Appendix G: Certain Process Validation Activities

Appendix H: Form Common Stock Purchase Agreement

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Recitals

WHEREAS, Customer and Lonza’s Affiliate Lonza Sales AG entered into the Manufacturing Services Agreement effective 8 October 2014, as amended (the “2014 Agreement”) for certain development services regarding the product known variously as PRT4445 and Andexanet alfa at Lonza’s facilities located in Slough, UK and certain development and manufacturing services regarding such product at Lonza’s facilities located in Porrino, Spain;

WHEREAS, Lonza has entered into joint venture agreement with a Third Party for the construction of a biologics manufacturing facility in Visp, Switzerland, in respect of which Lonza operates and is authorized to sell up to [*] of the Visp Facility’s manufacturing capacity, which will initially consist of [*] batches per year out of [*] at the [*] liter scale, [*];

WHEREAS, Customer wishes to engage Lonza for additional commercial scale manufacturing of the Product as described in this Agreement at Lonza’s facilities located in Visp, Switzerland and Porrino, Spain;

WHEREAS, Lonza, or its Affiliate, is prepared to perform such manufacturing services for Customer on the terms and subject to the conditions set out herein; and

WHEREAS, Customer and Lonza are entering into an amendment to the 2014 Agreement as of even date herewith.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the Parties intending to be legally bound, agree as follows:

1Definitions and Interpretation

“Adjusted Minimum Order”	has the meaning given in Clause 7.1.3.
“Affiliate”

means any company, partnership or other entity which directly or indirectly Controls, is Controlled by or is under common Control with the relevant Party.  As used in this definition, “Control” means the ownership of more than fifty percent (50%) of the issued share capital or the legal power to direct or cause the direction of the general management and policies of the relevant Party. For the avoidance of doubt and notwithstanding the foregoing, neither the JV Entity nor the JV Partner shall be regarded or construed as an “Affiliate” of Lonza for the purposes of this Agreement.

“Agreement”	means this agreement incorporating all Appendices, as amended from time to time by written agreement of the Parties.
“Applicable Laws”

means all relevant federal, state and local laws, statutes, rules, and regulations in the U.S., European Union and Japan which are applicable to a Party’s activities hereunder, and any other jurisdictions as may be agreed by the Parties in writing, including in each case, without limitation, the applicable regulations and guidelines of any

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Governmental Authority in such jurisdictions and all applicable cGMP together with amendments thereto.
“Approval”

means marketing approval by the FDA, the EMA or MHLW, of Product manufactured at the Visp Facility for commercial supply (and the date of first Approval shall be the date on which the first of these approvals occurs).

“Background Intellectual Property”

means any Intellectual Property either: (i) owned or controlled by a Party or any of its Affiliates prior to the Effective Date; or (ii) developed or acquired by a Party or any of its Affiliates independently from the performance of the activities under this Agreement during the Term of this Agreement. For the avoidance of doubt Lonza’s Background Intellectual Property shall include Lonza Information and any and all applicable portions of the Manufacturing Process (in each case) owned, controlled, or developed prior to the provision of services to Customer by Lonza under the 2014 Agreement or developed or acquired independently of this Agreement and the 2014 Agreement.

“Baseline Batches”	has the meaning given in Clause 9.5.2.
“Batch”

means a batch of the Product produced during a single run of the Manufacturing Process in a [*] fermenter at the Visp Facility and in a [*] fermenter at the Porrino Facility, as applicable, purified and tested as a single batch as defined by the applicable Batch record, and which may be an Engineering Batch, a Process Validation Batch or a cGMP Batch.

“Batch Price”	means the Price of each Batch.
[*]	[*]
“Campaign”	means a series of cGMP Batches at either the Visp Facility or the Porrino Facility, as applicable.
“Cancellation Fee”	has the meaning given in Clause 7.5.
“Cell Line”	means the Customer’s cell line, particulars of which are set out in Appendix A.
“Certificate of Analysis”	means a document prepared by Lonza listing tests performed by Lonza or approved External Laboratories against the Specifications and the results of such tests.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

“Certificate of Compliance”

means a document prepared by Lonza: (i) listing the manufacturing date, unique Batch number, and concentration of Product in such Batch; (ii) contains a Transmissible Spongiform Encephalopathy / Bovine Spongiform Encephalopathy Compliance statement; (iii) certifying that such Batch was manufactured in accordance with the Master Batch Record and cGMP, if applicable; and (iv) certifying that all deviations and investigations have been appropriately investigated.

“cGMP”

means those laws and regulations applicable in the U.S., European Union, Japan, and/or such other jurisdictions as the Parties may agree in writing,  relating to the manufacture of medicinal products for human use, including, without limitation, current good manufacturing practices as specified in the ICH guidelines, including without limitation, ICH Q7A “ICH Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients”, US Federal Food Drug and Cosmetic Act at 21CFR (Chapters 210, 211, 600 and 610), JNDA and the Guide to Good Manufacturing Practices for Medicinal Products as promulgated under European Directive 91/356/EEC.  For the avoidance of doubt, Lonza’s operational quality standards may be defined in internal cGMP policy documents.

“cGMP Batch”	means any Batches manufactured in accordance with cGMP after the completion of the Engineering Batches and which for clarity, shall include Process Validation Batches and Commercial Batches.
“Change of Control”	means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(a) any Exchange Act Person becomes the owner, directly or indirectly, of securities of Customer representing more than fifty percent (50%) of the combined voting power of Customer’s then outstanding issued share capital.  Notwithstanding the foregoing, a Change of Control shall not be deemed to occur: (i)  on account of the acquisition of shares of Customer by an investor, any affiliate thereof or any other Exchange Act Person, that acquires Customer’s shares in a transaction or series of related transactions the sole purpose of which is to obtain financing for Customer through the issuance of shares;  or (ii) solely because the level of ownership held by any Exchange Act Person (the

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

“Subject Person”) exceeds the designated percentage threshold of the outstanding voting shares as a result of a repurchase or other acquisition of voting shares by Customer reducing the number of shares outstanding, provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of voting shares by Customer, and after such share acquisition, the Subject Person becomes the owner of any additional voting shares that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting shares owned by the Subject Person over the designated percentage threshold, then a Change of Control shall be deemed to occur;

(b) without the consent of the Board of Directors of Customer, any Exchange Act Person becomes the owner, directly or indirectly, of securities of Customer representing more than forty percent (40%) of the combined voting power of Customer’s then outstanding shares;

(c) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) Customer and, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of Customer immediately prior thereto do not own, directly or indirectly, either (i) outstanding voting shares representing more than fifty percent (50%) of the combined outstanding voting rights in the surviving entity in such merger, consolidation or similar transaction or (ii) more than fifty percent (50%) of the combined outstanding voting rights in the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting shares of Customer immediately prior to such transaction;

(d) the shareholders of Customer approve or the Board of Directors of Customer approves a plan of complete dissolution or liquidation of Customer, or a complete dissolution or liquidation of Customer shall otherwise occur, except for a liquidation into a parent corporation; or

(e)  there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of Customer and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

consolidated assets of Customer and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting shares of which are owned by shareholders of Customer in substantially the same proportions as their Customer ownership of the outstanding voting shares of Customer immediately prior to such sale, lease, license or other disposition.

Notwithstanding the foregoing definition or any other provision of this Agreement, the term Change of Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of Customer, provided that such transaction is not carried out as part of, or in contemplation of any of the events set out on (a) to (e) above.

In addition to all of the above, the term “Change of Control” shall also include a transaction in which the control of the Customer (where “Control” is the right to exercise more than 50% of the voting rights in the Customer) passes to any person or persons other than those who exercise Control immediately prior to the closing of such transaction.

“Commencement Date”	means the date of [*].
“Commercial Batches”	means cGMP Batches which are not Process Validation Batches.
“Comparison Batches”	has the meaning given in Clause 9.5.2.
“Confidential Information”	means Customer Information and/or Lonza Information, as the context requires.
“Contract Facility”

means, in relation to the Visp Facility and the Services, the entity that is deemed the “contract facility” under the most current FDA Guidance for Industry: “Contract Manufacturing Arrangements for Drugs: Quality Agreements.

“Customer Indemnitee(s)”	has the meaning given in Clause 12.1.
“Customer Information”

means all information that is proprietary to Customer or any Affiliate of Customer and that is maintained in confidence by Customer or any Affiliate of Customer and that is disclosed by Customer or any Affiliate of Customer to Lonza or any Affiliate of Lonza (or the JV Partner, JV Entity, or the Contract Facility, if different), or any other information which is disclosed by or on

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

behalf of Customer to Lonza or any Affiliate of Lonza (or the JV Partner, JV Entity, or the Contract Facility, if different), under or in connection with this Agreement, including without limitation, any and all Customer know-how and trade secrets; (in each case whether disclosed under this Agreement, or to the extent that they are used pursuant to this Agreement, disclosed under the 2014 Agreement or any previous agreement).

“Customer Materials”

means any Raw Materials, components of Product, or other materials of any nature, in each case provided by Customer (whether provided under this Agreement, or to the extent that they are used pursuant to this Agreement, provided under the 2014 Agreement or any previous agreement) or on behalf of Customer.

“Delay”	has the meaning given in Clause 2.1.
“Disclosing Party”	has the meaning given in Clause 13.1.
“EMA”	means the European Medicines Agency, or any successor agency having substantially the same functions.
“Engineering Batch”	means a Batch that is intended to demonstrate the transfer of the Manufacturing Process to the Visp Facility as further defined in Clause 2.8.1.
“Exchange Act”	means the US Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Act Person”

means any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include: (a) Customer, or any subsidiary of Customer; (b) any employee benefit plan of the Customer or any subsidiary of Customer or any trustee or other fiduciary holding securities under an employee benefit plan of Customer or any subsidiary of Customer; (c) an underwriter temporarily holding securities pursuant to a registered public offering of such securities; (d) an entity owned, directly or indirectly, by the stockholders of Customer in substantially the same proportions as their ownership of stock of Customer; or (e) any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the owner, directly or indirectly, of securities of Customer representing more than

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

fifty percent (50%) of the combined voting power of Customer’s then outstanding securities.
“Executive Committee”	has the meaning given in Clause 3.4.
“External Laboratories”

means any Third Party instructed by Lonza, with Customer’s consent, to conduct activities required to complete portion(s) of the Services that are not customarily offered by Lonza or any of its Affiliates.

“Failed cGMP Batch”	has the meaning given in Clause 8.3.3.
“FDA”	means the United States Food and Drug Administration, or any successor agency having substantially the same functions.
“Firm Order”	means a Purchase Order submitted by Customer that has been accepted by Lonza and is binding on both Parties, in each case in accordance with this Agreement.
“First Tranche Equity”	has the meaning given in Clause 9.5.1.
“Forecast”	has the meaning given in Clause 7.2.2.
“Gen 1”	means the first generation Manufacturing Process.
“Gen 2”	means the second generation Manufacturing Process used at the Porrino Facility under the 2014 Agreement as of the Effective Date.
[*]	[*]
“Governmental Authority”

means any Regulatory Authority and any national, multi-national, regional, state or local regulatory agency, department, bureau, or other governmental entity in the US, the European Union, Japan, and/or such other jurisdiction as may be agreed in writing between the Parties.

“Indemnitee”	means, as the context dictates, a Customer Indemnitee or a Lonza Indemnitee.
“Intellectual Property”

means: (i) inventions (whether or not patentable), patents, trade secrets, copyrights, trademarks, trade names and domain names, rights in designs, rights in computer software, database rights, rights in confidential information, know-how and any other intellectual property rights, in each case whether registered or unregistered; (ii) all applications (or rights to apply) for, and renewals or extensions of, any of the rights described in the foregoing clause (i); and (iii) and

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

all rights and applications that are similar or equivalent to the rights and application described in the foregoing clauses (i) and (ii), which exist now, or which come to exist in the future, in any part of the world.

“JV Entity”	means the legal entity which will be incorporated with Lonza and the JV Partner as the only shareholders.
“JV Partner”	means [*].
“Losses”	means claims, liabilities, loss, damages, costs and expenses (including reasonable attorney fees).
“Lonza Indemnitee(s)”	has the meaning given in Clause 12.2.
“Lonza Information”

means all information that is proprietary to Lonza or any Affiliate of Lonza and that is maintained in confidence by Lonza or any Affiliate of Lonza (or the JV Partner, JV Entity, or the Contract Facility, if different) and that is disclosed by Lonza or any Affiliate of Lonza (or the JV Partner, JV Entity, or the Contract Facility, if different) to Customer under or in connection with this Agreement or to the extent used pursuant to this Agreement or the 2014 Agreement or any other previous agreement between the Parties, or disclosed under the 2014 Agreement, or any other previous agreement between the Parties, and including without limitation, any and all Lonza know-how and trade secrets.

“Lonza Responsibility”	has the meaning given in Clause 8.3.3.
“Manufacturing Process”	means the production process for the manufacture of Product by Lonza, as such process may be improved or modified from time to time by agreement of the Parties in writing.
“Master Batch Record”

means the document, proposed by Lonza and approved by Customer, which defines the manufacturing methods, test methods and other procedures, directions and controls associated with the manufacture and testing of Product.

“MHLW”	means the Ministry of Health, Labour and Welfare of Japan, or any successor agency having substantially the same functions.
“Minimum Order”	means the Engineering Batches and Process Validation Batches set forth in Clause 7 and the minimum aggregate number of Commercial Batches that Customer shall purchase and

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Lonza shall manufacture under both the 2014 Agreement and this Agreement during the Term, as scheduled in Appendix B.
“New Customer Intellectual Property”	has the meaning given in Clause 10.2.

“New [*] Intellectual

Property”	has the meaning given in Clause 10.3.
“Notification”	has the meaning given in Clause 9.9.
“Party”	means each of Lonza and Customer and, together, the “Parties”.
“2014 Agreement”	shall have the meaning set out in the first recital of this Agreement.

“Porrino Approval”

means marketing the first marketing approval by either the FDA or the EMA, of andexanet alfa manufactured at the Porrino Facility for commercial supply (and the date of “Porrino Approval” shall be the date on which the first of these such approvals occurs).

“Porrino Facility”	means the facility of Lonza’s Affiliate in Porrino, Spain.
“Primary Supply”

means those Commercial Batches to be made at the Porrino Facility which shall be no less than the greater of either: (i) [*] Batches at [*] scale; or (ii) [*] of the Firm Orders in any year of this Agreement, in each case, following the date of first Approval.

“Price”	means the price for the Services and Products as set out in Appendix B.
“Process Validation Batch”

means a Batch that is: (i) produced in a [*] fermentation vessel at the Visp Facility in compliance with cGMP; (ii) produced with the intent to show reproducibility of the Manufacturing Process; and (iii) required to complete process validation studies.

“Product”	means andexanet alfa bulk drug substance manufactured by Lonza at the Visp Facility in accordance with: (a) the Gen 2; and/or (b) [*] (as may be further agreed by the Parties).
“Purchase Order”	means a purchase order placed by Customer for the production and delivery of Batches or other Services.
“Quality Agreement”	means (i) the quality agreement to be entered into by Portola and Lonza and, (ii) if required by

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Regulatory Authority or Applicable Laws, the quality agreement between Portola and the Contract Facility; in each case after the Effective Date, which will set out the responsibilities of the Parties and the Contract Facility in relation to quality at the Visp Facility as required for compliance with cGMP.

“Raw Materials”

means all ingredients, solvents, medias, feeds, bags, filters, flasks, bottles and other components of the Product required to perform the Manufacturing Process or Services set forth in the bill of materials detailing the same (including Resins but excluding any consumables or wearables). An initial bill of materials for the Gen 2 process is attached to this Agreement as Appendix C, which may be amended from time to time as agreed to in writing by the Parties.

“Raw Materials Fee”

means: (i) the acquisition cost of Raw Materials; and (ii) a procurement and handling fee in the amount of [*] of such acquisition costs for all Raw Materials other than: (a) [*]; (b) [*]; and (c) any and all Raw Materials which [*].

“Receiving Party”	has the meaning given in Clause 13.1.
“Regulatory Authority”	means the FDA, EMA, MHLW, and any other similar regulatory authorities in such other jurisdictions as may be agreed upon in writing by the Parties.
“Release”	has the meaning given in Clause 8.1.
“[*]”	has the meaning given in Clause [*].
“Resin”	means the chromatographic media and/or UF membranes intended to refine or purify the Product, as specified in the Master Batch Record.
“Second Tranche Equity”	has the meaning given in Clause 9.5.2.
“Secondary Supply”

means those Batches which are not manufactured at the Porrino Facility as part of the Primary Supply, but which are to be made at the Visp Facility following the date of first Approval of the Visp Facility.

“Services”

means all or any part of the services to be performed by Lonza under this Agreement (including, without limitation, process and analytical method transfer, scale up, validation, clinical and commercial manufacturing, as well

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

as quality control and quality assurance activities), particulars of which are set out in the applicable Stages of Work.
“Specifications”	means the specifications of the Product as approved by the Regulatory Authority at the applicable time.
“Stages of Work”

means the mutually agreed upon stages of work which are part of this Agreement and attached as Appendix E, describing the scope, Price, timeline and deliverables of Services, including any update and modification thereof to which the Parties may agree from time to time.

“Steering Committee”	has the meaning given in Clause 3.3.
“Supply Terms”

means, in relation to any Commercial Batches ordered under this Agreement and manufactured in the Porrino Facility, the terms and conditions of the 2014 Agreement that apply to such Batches.  Specifically, the Supply Terms refer to the following provisions of the 2014 Agreement: Clauses 2.2, 2.6, 2.7, 2.8.3, 2.8.4, 2.10, 2.11, 2.12, 2.13, 3.5, 4, 5, 7.1, 7.2, 8.6, 11, 12 and 13.

“Target Yield”	has the meaning given in Clause 2.4.2.
“Term”	has the meaning given in Clause 14.1.
“Termination Fee”	shall mean the fees payable on termination in accordance with Clause 14.3.
“Third Party”	means any party other than Customer, Lonza and their respective Affiliates.
“Visp Facility”	means the facility to be built at Lonza’s site at Visp CH3930, Switzerland and which shall initially contain [*].
“Yield Minimum”	has the meaning given in Clause 2.4.2.

In this Agreement references to the Parties are to the Parties to this Agreement, headings are used for convenience only and do not affect its interpretation, references to a statutory provision include references to the statutory provision as modified or re-enacted or both from time to time and to any subordinate legislation made under the statutory provision, references to the singular include the plural and vice versa, and references to the word “including” are to be construed without limitation.

2Performance of Services

2.1A	Lonza has entered into a joint venture agreement with the JV Partner for the construction and operation of the Visp Facility, which will be owned by the JV Entity.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

2.1

Construction.  Subject to receiving the appropriate approvals, Lonza (and/or its Affiliate) shall procure the use of commercially reasonable efforts to complete the construction and validation of the Visp Facility in accordance with the estimated construction and validation schedule as set out in Appendix F (as amended from time to time), and transfer the Manufacturing Process to the Visp Facility pursuant to Clause 2.4 so that Lonza may manufacture and supply Secondary Supply of Product to Customer from the Visp Facility.  If any necessary approval for the construction is not obtained, or if there are any material delays in the construction of the Visp Facility or successful technology transfer to the Visp Facility (as set forth in Clause 2.4) (each, a “Delay”), Lonza shall inform Customer and [*] Lonza shall manufacture and continue to supply to Customer using the Porrino Facility under the terms of the 2014 Agreement any and all Commercial Batches that cannot be manufactured at the Visp Facility at the scheduled time due to any Delay, which were either: (a) subject to a Firm Order placed by Customer to be manufactured at the Visp Facility under this Agreement; or (b) included in the Minimum Order.

2.2

Performance of Services.  Subject to Clause 2.1 and Clause 2.8, Lonza shall, and to the extent necessary require Lonza’s Affiliates, the JV Entity, and/or the Contract Facility (if not a Lonza Affiliate or the JV Entity) to, at the Visp Facility, diligently carry out the Services as provided in the Stages of Work and manufacture the Batches, in each case [*].  Without limiting the foregoing, and subject to Firm Orders and the terms of this Agreement, Lonza will: (i) conduct any process validation work in accordance with the applicable Stages of Work; and (ii) manufacture the Batches in accordance with the applicable Stages of Work.  Lonza shall retain appropriately qualified and trained personnel with the requisite knowledge and experience to perform the Services in accordance with this Agreement.  [*], provided that [*]; provided that [*].  In the event [*], Lonza shall [*]. Lonza shall be responsible for the acts and omissions of the Contract Facility, JV Entity, the JV Partner, Lonza Affiliate, and for all purposes of this Agreement shall be deemed acts and omissions of Lonza.

2.3	Timetables. Lonza shall use [*] to achieve the estimated timescales set out in Appendices F, G and H.
2.4	Technology Transfer between Lonza Facilities.
2.4.1

Lonza shall, [*], transfer the Manufacturing Process from the Porrino Facility to the Visp Facility pursuant to a schedule and timeline agreed by the Parties and set forth in the Stages of Work, and conduct any scale up activities and/or manufacture any pilot batches if necessary. Other than any activities which Lonza decides at its sole discretion to undertake at its sole risk and expense, the transfer of the Manufacturing Process shall not commence before the date of Porrino Approval. The Parties will commence development of a technology transfer plan following Porrino Approval, and shall complete a detailed technology transfer plan for such transfer prior to [*]. If Lonza believes that [*] and Customer does not agree then [*] shall have the right to make the final decision; provided that [*].

2.4.2

Unless the Parties otherwise agree, if Lonza  is unable to achieve at least [*] of the yield of the Baseline Batches (the “Target Yield”) in [*] (the “Yield Minimum”) during [*] at the Visp Facility, then Lonza shall be obliged to fulfil its supply obligations using the

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Porrino Facility in accordance with this Agreement and otherwise under the Supply Terms of the 2014 Agreement, but Lonza may commence manufacturing from the Visp Facility if Lonza subsequently achieves the Yield Minimum.

2.4.3	In addition to Clause 2.4.2, if Lonza does not meet the Yield Minimum:
(a)	Lonza shall not proceed with the manufacturing of the Process Validation Batches unless and until Lonza can achieve the Yield Minimum; and
(b)

[*] additional work (including Raw Materials) to be conducted at the Visp Facility to achieve the Yield Minimum, including without limitation to manufacture any additional Engineering Batches, [*] such additional Engineering Batches in the event Lonza achieves at least [*] of the Target Yield [*].

(c)

If Lonza is unable to achieve the Yield Minimum within [*] of determining the yield of such second Engineering Batch, then the Parties shall meet and agree to a plan to resolve such technology transfer failure. Unless and until such technology transfer failure is resolved, Lonza shall fulfill its Commercial Batch manufacturing obligations under this Agreement using the Porrino Facility under the Supply Terms of the 2014 Agreement.

2.5

Validation of the Visp Facility. Unless set out otherwise in the relevant Stage of Work, Lonza will be responsible for, at its expense, performing the validation of the Visp Facility, equipment and cleaning and maintenance processes employed in the Manufacturing Process in accordance with cGMP (if applicable), Lonza’s SOPs, the applicable Quality Agreement and Applicable Law.  Lonza will also be responsible for ensuring that all such Visp Facility validation activities are carried out in accordance with cGMP.

2.6	Process Validation Activities.
2.6.1

Lonza and Customer shall agree on the process validation activities to be performed. Lonza shall conduct those process validation activities as set out in Appendix G (and such other activities as may be agreed by the Parties) which shall be approved by Customer in advance (such approval to be in accordance with the agreed timeline) and for which Customer shall pay in accordance with the pricing set forth in such Appendix G.

2.6.2

Any regulatory support activities (including pre-Approval inspection) required and agreed to by Customer to support the Approval of the Product from the Visp Facility shall [*].  All such regulatory support activities are [*], and shall be approved in advance by the Customer as part of the applicable Stage of Work, and the financial arrangements for such activities shall be as set forth in Clause 9.3.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

2.7

Licenses and Permits.  Lonza will be responsible for obtaining, at its expense, any licenses or permits required by Applicable Law for the performance of the Services at the Visp Facility (including any licenses or permits required for the operation of the Visp Facility and maintaining that for the Porrino Facility) and any regulatory and government approvals necessary for the performance of Services by Lonza under this Agreement at the Visp Facility, but, for the avoidance of doubt, Lonza shall not be responsible for any regulatory, governmental, and/or marketing approvals of the Product itself.  At Customer’s request, Lonza will provide Customer with copies of all such approvals and submissions to Government Authorities, and Customer will have the right to use and/or refer to any and all information contained in such approvals or submissions in connection with regulatory approval and/or commercial development of Product, however, if Customer’s request would involve the disclosure of any proprietary or confidential information, Lonza may at its sole discretion opt to disclose such information to the appropriate Government Authority directly rather than to Customer, and Lonza hereby grants Customer (and its designee who is a technology transfer recipient under Clause 10.7) a right of reference to such information in connection with the manufacture, development, commercialization and regulatory activities for the Product.  Customer shall at all times be solely responsible for obtaining regulatory approvals for the Product and andexanet alfa.

2.8	Batches.
2.8.1

Engineering Batches.  It is agreed that Lonza shall manufacture [*] Engineering Batches at the Visp Facility prior to the commencement of Process Validation Batches, or such fewer number as shall be agreed by the Parties. Lonza shall manufacture Engineering Batches in accordance with the applicable Stage of Work and in compliance with cGMP. Lonza shall test each Engineering Batch against the Specification but Lonza shall not have any obligation to achieve the Specifications (and such results may not be used to reject a Batch). Customer shall pay for each of the Engineering Batches, unless [*] for a particular Engineering Batch(es), in which case Customer would not have to pay for such Engineering Batch(es). An Engineering Batch may only be rescheduled in accordance with Clause 7.4.  Customer shall have the right to make whatever use of any Engineering Batches as it shall determine in compliance with Applicable Laws, provided that Customer shall not use any Engineering Batches for human use unless the Engineering Batch is found to meet Specifications and to have been made in accordance with cGMP and such use is also permissible under Applicable Laws.  Lonza makes no warranty that Engineering Batches will meet Specifications; provided that Process Validation Batches shall not commence until it is demonstrated that the Manufacturing Process can produce Product that meets the Specifications (and the Target Yield as provided in Clause 2.4.2). If an Engineering Batch is found to meet the Specifications and to have been made in accordance with cGMP, Lonza may Release such Engineering Batch as cGMP Product upon prior written consent from Customer and all warranties applicable to cGMP Product shall thereafter apply to such Batch of Product.  Customer shall pay to Lonza the Price for all Engineering Batches at the applicable Price set forth in Clause 9.1, plus the Raw Materials Fee associated with Engineering Batches.  For clarity, Customer

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

shall not be required to make any additional payment to Lonza for its technology transfer of the Manufacturing Process from Lonza’s Porrino Facility to the Visp Facility. In respect of such Engineering Batches, Customer shall be required to pay the Raw Materials Fee, shipping costs, the costs of any External Laboratories.  If additional Engineering Batches are required pursuant to Clause 2.4.3 then the provisions of Clause 2.4 shall apply to such additional Engineering Batches.

2.8.2

Process Validation Batches.  It is agreed that; (i) following agreement by the Parties that the Engineering Batches have demonstrated that the Manufacturing Process can produce Product that meets the Specifications (and the Target Yield as provided in Clause 2.4.3), and the Parties agreeing to proceed; then Lonza shall manufacture [*] (any additional Batches to be agreed between the Parties no later than [*] prior to commencement of the [*] Process Validation Batches referred to in this Clause 2.8.2) Process Validation Batches in [*] at the Visp Facility, and that this is an irrevocable commitment by both Parties and Customer shall pay for such Process Validation Batches. Following the successful completion of the second Engineering Batch, Lonza shall manufacture and deliver Process Validation Batches as mutually agreed by the Parties sufficient to document the operability and reproducibility of the Manufacturing Process and permit the Parties to complete and file the necessary regulatory documents.

2.8.3

cGMP Batches.  Lonza shall manufacture all cGMP Batches in accordance with cGMP, the Specifications and the applicable Stage of Work, provided that Lonza shall not commence manufacturing of additional cGMP Batches beyond the Process Validation Batches at the Visp Facility until after the Process Validation Batches (pursuant to Clause 2.8.2) have been successfully completed and the Parties agree that the Specification is achievable. No cGMP Batch shall be commenced at the Visp Facility until such time as the Parties agree. If Lonza determines that a cGMP Batch does conform with cGMP and the Specifications, it shall Release such cGMP Batch as specified in Clause 8 and Customer shall pay for such cGMP Batch at the applicable Price set forth in Clause 9.1.  For the avoidance of doubt, if any cGMP Batch is not manufactured in accordance with cGMP or the Specifications, the provisions of Clause 8.3.3 shall apply, but Customer may pay a reduced price (to be agreed by the Parties) for any Failed cGMP Batch in the event Customer desires to use such Batch as a non cGMP Batch for research and development and in accordance with Applicable Law and not for any in vivo human use.

2.8.4

Customer shall have the right to make whatever use of any Batch as it shall determine, provided that Customer’s use of such Batch does not violate any Applicable Laws, and further provided that Customer may only use cGMP Batch (including any Process Validation Batches) for human use if Customer pays the applicable Price and Lonza Releases such Batch as having been

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

manufactured in accordance with cGMP and meeting the Specifications.
2.8.5

Following the completion of each Batch (or, in the case of Batches that are manufactured as a Campaign, at the completion of such Campaign), the Parties shall hold a meeting of the Steering Committee to discuss and agree next steps with regard to the manufacture of any further Batches, including whether or not to proceed to Process Validation Batches (if applicable).

2.9

Supply of Customer Information and Customer Materials.  Customer shall supply to Lonza all materials in the bill of materials which are Customer Materials. Lonza shall not be responsible for any delays arising out of Customer’s failure to provide such Customer Materials, and Customer shall be responsible for all reasonable additional costs and expenses arising out of such delay in accordance with the terms of this Agreement after reasonable attempts to mitigate such costs by Lonza. Customer hereby agrees that any and all: (i) Customer Materials and Customer Information; and/or (ii) Customer Background Intellectual Property and any other information or materials or Intellectual Property; provided to Lonza (or any of its Affiliates) under the 2014 Agreement may be used for the purposes of this Agreement by Lonza and/or its Affiliates.

2.10	Raw Materials and Customer Materials.
2.10.1

Raw Materials. Lonza shall procure all required Raw Materials as well as consumables other than those Raw Materials that are Customer Materials and shall procure such Raw Materials and/or consumables at a reasonable price (taking into consideration efficiency of supply, quality and price).  Lonza shall [*] to procure such Raw Materials [*]. [*] Customer shall pay for all Raw Materials and the Raw Materials Fee (including those required for Process Validation activities) as provided in this Agreement, provided that, for any and all Raw Materials Fee reimbursement under this Agreement [*].  In addition, Customer may, following completion of construction, visit the Visp Facility to conduct an audit of such costs (at its own cost).  At any time during the Term, and subject always to any duties of confidentiality which Lonza or any of its Affiliates may have to any Third Party(ies), Customer shall have the right to elect to assume the responsibility to procure any Raw Materials and such Raw Materials shall then be deemed Customer Materials. For clarity, [*] which Customer purchases from an Affiliate of Lonza under a separate agreement shall be deemed to be Customer supplied Customer Materials.

2.10.2

Safety Stock. Lonza will, unless Customer instructs Lonza otherwise, and subject to Customer paying the appropriate Raw Materials Fee, maintain a sufficient safety stock of Raw Materials (including a safety stock of Resin) as agreed to by the Parties.

2.10.3

Handling of Customer Materials. Lonza agrees: (a) to account for all Customer Materials; (b) not to provide Customer Materials to any Third Party (other than Affiliates, permitted sub-contractors, or External Laboratories for the sole purpose of performing the Services on behalf of Lonza) without the express prior written consent of Customer; (c) not to use Customer Materials for any

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

purpose other than conducting the Services, and without limiting the generality of the foregoing, will not analyze, characterize, modify or reverse engineer any Customer Materials or take any action to determine the structure or composition of any Customer Materials unless required pursuant to an agreed Stages of Work; and (d) to destroy or return to Customer all unused quantities of Customer Materials according to Customer’s written directions. Lonza shall not be responsible for any quality issues or defects (including any latent defect) in such Customer Materials existing as of the time Lonza takes possession of such Customer Materials.

2.10.4

Ownership of Customer Materials.  Customer will at all times retain title to and ownership of and risk in the Customer Materials that it has paid for or provided to Lonza. Lonza will ensure that Customer Materials are free and clear of any liens or encumbrances whilst in Lonza’s possession.  Lonza will at all times take such measures as are reasonable to protect the Customer Materials and components of any Customer Materials from loss, damage and theft at all stages of the Manufacturing Process.  Lonza will at all times store Customer Materials separate from other materials of Lonza or third parties and in a readily identifiable manner. Lonza will immediately notify Customer if at any time it believes any Customer Materials or components of any Customer Materials have been damaged, lost or stolen.

2.11

Waste Disposal.  The generation, collection, storage, handling, transportation, movement and release of hazardous materials and waste generated by Lonza in connection with the Services will be the responsibility of Lonza at Lonza’s sole cost and expense, unless any special treatment, collection, storage, handling, transportation, movement or release of hazardous materials or waste is required by Customer or which is specific to the Product, Raw Materials required for the manufacture of Product or the Manufacturing Process at the Visp Facility, in which case the Parties shall discuss in advance and use reasonable endeavours to agree how such additional costs shall be borne.  Without limiting other applicable requirements, Lonza will comply with local law at the Visp Facility in relation to waste disposal.

2.12

Safety Procedures. Lonza will be solely responsible for implementing and maintaining health and safety procedures for the performance of Services and for its handling of any materials or hazardous waste used in or generated by the Services.  Promptly following the signature of this Agreement, Customer shall supply (or cause to be supplied) to Lonza such information as Lonza may reasonably require (including full details of any hazards and the material safety data sheet for the Product, the Cell Line and any other Customer Materials, their storage and use). After review and approval by Lonza’s safety committee of such information and hazard information, Customer shall supply to Lonza such of the Customer Information and Customer Materials that may be required by Lonza for the performance of the Services.

2.13	[*].
2.14

At all times during the term of this Agreement, provided that (i) Lonza fulfils its obligation to manufacture the Commercial Batches of the Minimum Order and any additional Commercial Batches under Firm Order, and (ii) the Primary Supply is fulfilled

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

from the Porrino Facility, Lonza shall have [*] to decide whether it wishes to fulfill any Commercial Batches under Firm Order beyond the Primary Supply from the Visp Facility or the Porrino Facility.
2.15

For clarity, in the event Customer cancels any Batch subject to a Firm Order under this Agreement, Customer shall be subject to the cancellation fees and other obligations under either this Agreement or the 2014 Agreement depending on where the Batch was to be manufactured.  Any Commercial Batches manufactured at the Porrino Facility after the Effective Date shall be subject to the Supply Terms of the 2014 Agreement but otherwise subject to the terms and conditions of this Agreement.

3Project Management / Steering Committee

3.1

Stages of Work.  With respect to a new Stage of Work to be governed by this Agreement, a new Stage of Work shall be added by the Parties’ written agreement and appended to Appendix E.  Each Stage of Work shall include a description of the Services to be provided, Specifications, a schedule for completion of the Stage of Work, pricing details, and such other information as is necessary for relevant Services.  In the event of a conflict between the terms of a Stage of Work and this Agreement, the terms of this Agreement will govern.  For clarity, Customer shall not be required to reimburse or pay for any fees, costs or expenses unless expressly set forth and budgeted in the Stages of Work.

3.2	Project Management. Each Party will appoint a project manager who will be the person responsible for overseeing Services under this Agreement.
3.3

Steering Committee.  Each Party shall name a mutually agreed upon equal number of representatives for the “Steering Committee,” which shall meet (whether by telephone or in person, as mutually agreed by the Parties) [*] (or as the Parties may agree otherwise) until Approval of the Product and thereafter [*], or as otherwise mutually agreed by the Parties.  In the event that a Steering Committee dispute cannot be resolved, such dispute shall be escalated to the Executive Committee.

The primary function of the Steering Committee is to ensure the ongoing communication between the Parties and discuss and resolve any issues arising under this Agreement.  In addition to the primary function described above, the Steering Committee shall also take on the following responsibilities: (a) discuss and seek resolution of issues around management of the Services; (b) agree and monitor deadlines and milestones for the Services; (c) discuss and review forecasts and Lonza’s capacity as set forth in Clause 7.2.6; and (d) discuss and recommend any changes to the Services (although such changes will not take effect until they have been incorporated into a written agreement to modify the applicable Stage of Work which has been signed by the Parties).

3.4

Executive Committee. Each Party shall name a mutually agreed upon equal number of suitable senior representatives for the “Executive Committee,” which shall meet (whether by telephone or in person) as mutually agreed by the Parties, but in any event at least [*].  The role of the Executive Committee shall be to provide oversight and to act as a forum for (without limitation) the coordination of supply demand and capacity and for the prompt resolution of matters escalated from the Steering Committee.

3.5

Person in Plant.  Customer shall be permitted to have, at no additional cost, [*] representatives (provided that Customer shall be fully responsible for them and ensure that they maintain the confidentiality obligations as if they were a Party hereto) at the Visp Facility as reasonably requested by Customer, at any time during the

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Manufacturing Process or the performance of Services for the purpose of observing, reporting on, and consulting as to the performance of the Services, subject to Customer providing reasonable advance notice and subject to confidentiality restrictions of Third Party customers of Lonza who may also have projects in the Visp Facility at the same time.  Such person(s) shall be subject to and agree to abide by confidentiality obligations to Lonza and Third Parties and Lonza’s customary practices and operating procedures regarding persons in plant, and such employee agrees to comply with all reasonable instructions of Lonza’s employees at the Visp Facility and if requested, Lonza shall use its reasonable endeavours to supply information of such to Customer in advance.

3.6

2014 Agreement.  The Parties agree that to the extent practicable, activity under the 2014 Agreement and this Agreement may be jointly managed by a single Steering Committee and a single Executive Committee to facilitate efficiency and consistency, and the terms of this Clause 3 shall apply (in place of Clause 3 of the 2014 Agreement) to such Steering Committee and Executive Committee.

3.7	[*].

4Visp Facility

4.1

Construction and Ownership.  As between the parties, Lonza shall own the Visp Facility and all equipment therein and shall be responsible for its construction, capital improvements, furbishing, and all other capital expenditures related thereto, all at Lonza’s expense.

4.2

Construction Timeline.  Planning and construction of the Visp Facility is currently scheduled to commence in [*] and proceed according to the estimated timeline set forth in Appendix F (as amended from time to time).  Lonza shall provide Customer with regular updates regarding progress in the planning and construction of the Visp Facility, including prompt notifications of any significant deviations from the estimated timeline.  Customer shall also have the right to review construction plans, and conduct a site visit, but shall not have the right to direct or coordinate construction and shall have no obligation with respect to capital expenditures related thereto. If a material delay in construction of the Visp Facility prohibits Lonza from completing delivery of Engineering Batches and Process Validation Batches under the obligations of this Agreement at the Visp Facility, then the provisions of Clause 2.1 shall apply.

4.3

Operation.  As between the Parties, Lonza shall be solely responsible for the operation of the Visp Facility at its own expense, including without limitation: (a) operational qualification of the Visp Facility; (b) start-up and validation of all manufacturing process equipment and utilities at the Visp Facility; (c) all technology transfer into the Visp Facility from other Lonza facilities, including the transfer of the Gen 2 manufacturing processes to the Visp Facility; and (d) the scaling-up of the Gen 2 and manufacturing processes for use in [*] fermenters. For clarity, Customer shall be responsible for the marketing approval of the Product, except that Lonza shall be responsible for carrying out its regulatory and manufacturing obligations set forth in this Agreement to support such marketing approval.

4.4

Capacity.  Subject to Clause 7.2, Lonza shall, at all times, have the right to use manufacturing capacity at the Visp Facility and the Porrino Facility not reserved for Customer pursuant to Clauses 7.1.1 or 7.2.1 to manufacture products other than andexanet alfa for Third Party customers.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

4.5

Capital Equipment.  Unless otherwise mutually agreed by the Parties, any capital equipment required for the performance of the Services shall be acquired at Lonza’s expense and Lonza, at its expense, shall be responsible for all validation of such capital equipment that is to be used at the Visp Facility, and shall maintain such capital equipment while it is being used by Lonza in the Visp Facility for the Services. For clarity, Lonza may use such capital equipment when not being used to manufacture Product to perform services for Third Party customers.

5Quality

5.1

Responsibility for quality assurance and quality control of Product shall be allocated between Customer, Lonza and the Contract Facility as set forth in the Quality Agreement and in Lonza standard operating procedures.  If there is a conflict between the terms and conditions of this Agreement and the Quality Agreement, the terms and conditions of this Agreement shall prevail except for matters pertaining to quality and disposition of the Product, in which case the Quality Agreement shall prevail.  Lonza shall be responsible for the Contract Facility’s performance under the Quality Agreement.

5.2	Provisions regarding inspections by Regulatory Authorities and audits shall be set out in the Quality Agreement.

6Insurance

6.1

Each Party shall, during the Term and for [*] years after delivery of the last Product manufactured or Services provided under this Agreement, obtain and maintain at its own cost and expense from a qualified insurance company, comprehensive general liability insurance with a general aggregate limit of at least [*] US Dollars and product liability coverage with a general aggregate limit of at least [*] US Dollars per occurrence and in the annual aggregate.  Each Party shall periodically review its insurance coverage, and shall provide the respective other Party with a certificate of such insurance upon reasonable request. Customer shall review its insurance coverage after Approval in accordance with customary and appropriate coverage levels for similarly situated companies.

7Minimum Order; Forecasting, Ordering, Rescheduling and Cancellation

7.1	Minimum Order and Reduction of Minimum Order.
7.1.1	Minimum Order.
(a)

Customer shall place Purchase Orders, which Lonza shall accept as Firm Orders, for [*] Engineering Batches to be manufactured in the Visp Facility in [*], or such other date as may be agreed in the Project Plan, but in no event shall Customer be required to place such Purchase Orders prior to the date of Porrino Approval;

(b)

Customer shall place Purchase Orders, which Lonza shall accept as Firm Orders, for [*] Process Validation Batches to be manufactured in the Visp Facility in [*], or such other date as may be agreed in the Project Plan, but in no event shall Customer be required to place such Purchase Orders prior to the date of Porrino Approval;

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(c)

In each of the [*], Customer shall be obligated to purchase, and Lonza shall be obligated to manufacture at the Porrino Facility or the Visp Facility, as applicable, the Commercial Batches scheduled as part of the Minimum Order in each such year.

(d)

Purchase Orders for the Engineering Batches and Process Validation Batches (referred to in Clause 7.1.1 (a) and (b)) shall be placed, and accepted by Lonza as Firm Orders, promptly following the date of Porrino Approval. Each Purchase Order for Commercial Batches referred to in Clause 7.1.1(c) (other than those purchase orders that have been submitted by Customer under the 2014 Agreement at the date of Porrino Approval, which shall count towards the Minimum Order under this Agreement for the applicable year) is to be placed, and accepted by Lonza as a Firm Order, at least [*] prior to the Commencement Date for the first Batch of the Campaign;

Customer shall be obligated to place Purchase Orders, which Lonza shall be obligated to accept as Firm Orders, for Batches no fewer than the portion of the Minimum Orders not already under a firm order under the 2014 Agreement. Customer shall be deemed to have placed a Purchase Order which Lonza shall be deemed to have accepted as a Firm Order, for each such Batch under Clause 7.1.1 at the time Customer is obligated to place the Purchase Order for such Batch, whether or not Customer takes the affirmative action to place such Purchase Order, or Lonza takes affirmative action to accept as Firm Orders, provided that, Customer’s obligation to place Purchase Orders for such Minimum Order (either affirmatively or automatically as described above) shall not apply: (i) during the notice period after either Party has provided the other Party with a termination notice pursuant to Clause 14.2.2(a); or (ii) after the Parties have agreed to terminate this Agreement and have agreed to waive such Minimum Orders.

7.1.2	[Not used]
7.1.3

Reduction of Minimum Order. If, at any time on or after [*], [*] reasonably demonstrates that [*], then the Parties shall meet to discuss and use reasonable endeavours to agree to a mechanism to reduce the Minimum Order, any such revisions to this Agreement being subject to [*] and [*] (“Adjusted Minimum Order”), under reasonable commercial terms to be agreed by the Parties.  By way of example (and without limitation), such reasonable commercial terms may include [*] or [*] or [*].  If the Parties are unable to agree to reasonable business terms with respect to the Adjusted Minimum Order within [*] of initiating such negotiations, Customer shall have the right to terminate this Agreement in accordance with Clause 14.2.1(c) and following such termination any future orders for Product to be manufactured by Lonza shall be placed under, and be subject to, the 2014 Agreement.

7.2	Forecasting for Batches.
7.2.1	Transition Provision. After the date of Porrino Approval all forecasting, ordering, rescheduling and cancellation of Batches

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

shall be made in accordance with this Agreement (although the actual manufacture of such Batches shall be made pursuant to this Agreement or the Supply Terms of the 2014 Agreement depending on the location of the manufacture), and, subject to the obligations regarding Engineering Batches, Process Validation Batches, Primary Supply under Clause 7.7 and Lonza’s obligation to manufacture Commercial Batches that are either part of the Minimum Order or otherwise under Firm Orders, Lonza [*] the Porrino Facility or the Visp Facility to fulfil Customer’s demand.

7.2.2

On the date of Porrino Approval, the then current forecast for Batches under the 2014 Agreement shall become the initial forecast under this Agreement (the “Forecast”). Thereafter, no later than [*], Customer shall update the Forecast by supplying Lonza with a written forecast showing Customer’s good faith estimated annual requirements for Batches for at least the following [*] period, which shall include at least the Minimum Order for each year as set forth in Appendix B.  Subject to Clause 7.2.3, no later than [*] following Lonza’s receipt of a Forecast, Lonza shall provide written notice to Customer of whether it has (as of the date of receipt of the Forecast) capacity at the Visp Facility and/or the Porrino Facility available to conduct such Batch production as forecasted therein and shall provide Customer with an estimated schedule showing the estimated Commencement Date of each such forecasted Campaign from either the Visp Facility or the Porrino Facility, provided always that [*], and that prior to the Approval of the Visp Facility, the Commercial Batches included in the Minimum Order or otherwise under Firm Orders shall be fulfilled exclusively at the Porrino Facility.

7.2.3

Lonza shall reserve sufficient capacity at the Visp Facility and/or the Porrino Facility (subject to Clause 7.7) to manufacture the Minimum Order and Batches otherwise under Firm Order, split between the Visp Facility and the Porrino Facility in accordance with the Primary Supply and Secondary Supply principles (provided that prior to the Approval, the Commercial Batches shall be fulfilled exclusively at the Porrino Facility). At each facility Lonza shall manufacture the applicable portion of the Commercial Batches that is to be manufactured at that facility in a single Campaign in each calendar year, unless otherwise agreed by the Parties. Each year Lonza shall provide Customer with an estimated production schedule for the Product.

7.2.4

If the Forecast submitted by Customer consists of additional Commercial Batches in excess of the Minimum Order, [*] Customer has placed a binding Purchase Order in accordance with Lonza’s response to such Forecast, and Lonza has accepted such Purchase Order as a Firm Order. However, [*] the number of Commercial Batches referred to in the Forecast at either the Visp Facility or the Porrino Facility (at Lonza’s discretion), provided always that the Primary Supply [*]. Customer’s ability to reserve, Lonza’s obligation to provisionally schedule or accept, such additional Commercial Batches shall depend on [*] at the time of the Forecast or of placing a Purchase Order (as applicable).

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

7.2.5

If Lonza [*] Lonza shall promptly notify Customer in writing.  If Customer wishes to proceed with the forecasted additional Batches, Customer shall [*] of its receipt of such notice from Lonza in accordance with Clause 7.3 and Lonza [*]. If Customer does not respond to Lonza within [*] of its receipt of such notice, Lonza shall be free to sell such capacity to the Third Party.

7.2.6	Forecasting and Lonza’s capacity will be reviewed on [*] basis or as otherwise agreed by the Steering Committee.
7.2.7

Lonza shall provide Customer with a non-binding indication as to the availability of manufacturing slots in the Visp Facility and the Porrino Facility for the [*] period following the period covered by the Forecast.

7.2.8	At all times, Customer shall be solely responsible for generating the Forecast based on its estimated market demands of the Product.
7.3	Purchase Orders.
7.3.1	[Intentionally left blank].
7.3.2	Batches.
(a)

Customer shall place Purchase Orders for the Minimum Order in accordance with Clause 7.1 (whether affirmatively or automatically), plus Customer shall place Purchase Orders for any other Batches it wishes to order in accordance with this Clause 7.3.2, and taking into consideration Lonza’s most recent response to the Forecast or in accordance with a manufacturing schedule as agreed in writing between the Parties after the date of this Agreement. All Purchase Orders must be placed at least [*] prior to the commencement of such order, or earlier as set forth in Clauses 7.2.4 and 7.2.5.

(b)

Customer may place Purchase Orders under this Agreement for Batches in addition to the Minimum Orders, provided that Lonza has received a Forecast for such additional Batches and Lonza has issued a production schedule for such additional Batches. Subject to Lonza’s obligations under Clauses 7.2.4 and 7.2.5, Lonza shall have no obligation to accept Purchase Orders for such additional Batches or to reserve capacity prior to accepting such Purchase Orders.

(c)

Each Purchase Order shall be signed by Customer and shall authorize Lonza to manufacture such Batches of the Product as are set forth therein, and Lonza shall notify Customer of its acceptance of such Purchase Order within [*] after its receipt, provided that Lonza shall not reject any Purchase Orders placed pursuant to this Agreement for any Batch included in the Minimum Order or Commercial Batches in excess of the Minimum Order under Clause 7.2.5.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(d)

Subject to Lonza’s obligation to accept Purchase Orders for the Minimum Order or for Commercial Batches in excess of the Minimum Order under Clause 7.2.5, Lonza shall not be obligated to commence manufacture of any Batch, whether part of the Minimum Order or additional Commercial Batches in excess of the Minimum Order unless and until such written Purchase Order is accepted in writing by Lonza, at which point such Purchase Order shall become a Firm Order and binding upon both Parties.

(e)

Any additional or inconsistent terms or conditions of any Customer Purchase Order, acknowledgement or similar standardized form given or received pursuant to this Agreement shall have no effect and such terms and conditions are hereby rejected. All ordered Batches in a single Firm Order shall be scheduled in single Campaigns at the Porrino Facility and/or the Visp Facility, as applicable, unless otherwise agreed in writing by both Parties.

7.4	Rescheduling.
7.4.1	[Intentionally left blank].
7.4.2	Batches.
(a)

With the prior written consent of Customer, not to be unreasonably withheld or delayed, Lonza will have the right to reschedule the Commencement Date of any Firm Order for a Batch, but only [*], by no more than [*] to manage the Visp Facility capacity or the Porrino Facility capacity (as applicable) (or [*] so long as Lonza notifies Portola in advance in writing, and Portola confirms that such additional variation in timing [*] and/or [*]), but Lonza will not otherwise alter any Firm Order.

(b)

Either Party may reschedule (with the agreement of the other Party, not to be unreasonably withheld), an Engineering Batch, or a Process Validation Batch, or a Commercial Batch for technical or other material reasons, such as if the preceding Stage of Work or preceding Batch was not successfully completed.

(c)

Customer shall have the right to request in writing to reschedule a Batch, and Lonza shall use reasonable endeavours to determine as to whether or not it agrees to such request to reschedule. [*] accept any request for rescheduling if [*] or [*].

7.5

Cancellation of a Firm Order.  Customer may cancel a Firm Order upon written notice to Lonza, in accordance with this Section 7.5, subject to the applicable payment of a cancellation fee as calculated below (the “Cancellation Fee”):

7.5.1	[Intentionally left blank].
7.5.2	Batches. Other than cancellation [*] or [*], and subject to Clause 7.6, if Customer provides written notice of cancellation to Lonza of any Firm Order (whether as part of the Minimum Order or

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

otherwise) [*], then [*] of the Batch Price of each such Batch cancelled is payable by Customer as a Cancellation Fee plus, subject to Lonza’s obligation to provide itemized invoice as set forth in Clause 2.10.1 and the last sentence of Clause 2.10.1, Customer shall pay the Raw Materials Fee in respect of any Raw Materials which were acquired by Lonza for such cancelled Batch and which Lonza cannot use for another customer project and any non-cancellable commitments of subcontractors and External Laboratories in each case to the extent not already included in the calculation of the Batch Price.

7.5.3

Payment of Cancellation Fee.  Any Cancellation Fee shall be payable within [*].  Any Batch cancelled under Clause 7.5.2 is subject to payment by Customer of the applicable Raw Materials Fee associated with Raw Materials that are irrevocably incurred by Lonza. Any Batch cancelled is also subject to payment by Customer of any non-cancellable commitments of subcontractors and External Laboratories.

7.5.4	Notwithstanding Clause 7.5.2 and Clause 7.5.3, with respect to [*], in the event that [*], Customer shall have the right to cancel [*] without being subject to any Cancellation Fee.
7.5.5	Notwithstanding Clause 7.5.2 and Clause 7.5.3, if [*], then Customer shall have the right to cancel [*] without being subject to any Cancellation Fee.
7.6

Replacement Project.  Notwithstanding the foregoing, Lonza will use commercially reasonable efforts to secure a new project to fill the slot which would have been occupied by the cancelled Firm Order with another previously uncontracted Customer biologics project or with a previously uncontracted Third Party customer project for each cancelled Batch, and to the extent successful then the Cancellation Fee for such cancelled Batch shall be waived.

7.7

Facility Flexibility. At all times, subject to Clause 2.14 regarding the Primary Supply and the Secondary Supply, and the obligations regarding the Engineering Batches and Process Validation Batches manufactured at the Visp Facility, Lonza [*] whether to manufacture Batches from the Visp Facility or from the Porrino Facility; provided that once a Batch is subject to a Firm Order, Lonza may not change the place of manufacture without the prior written approval of Customer.

8Delivery and Acceptance

8.1

Delivery.  All Product manufactured in the Visp Facility shall be delivered [*].  Lonza shall deliver to Customer the Certificate of Analysis, the Certificate of Compliance, fully executed consolidated batch records, deviation summary reports, component Certificate of Analysis and Certificate of Compliance, analytical raw data in accordance with the Quality Agreement, and such other documentation as is reasonably required to meet all applicable regulatory requirements of the Governmental Authorities not later than the date of the [*] delivery of Batches and/or, as appropriate for the relevant Stage of Work, any other deliverable from that stage (which shall be the date on which Lonza places a Batch and/or, as appropriate for the relevant Stage of Work, any other deliverable from that stage at the disposal of Customer at the Visp Facility not cleared for export and not loaded onto any collecting vehicle) (the “Release”). With respect to

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Product, title and risk of loss shall transfer to Customer upon Release in accordance with this provision.
8.2	Storage.
8.2.1

Unless the Parties otherwise agree, Customer shall arrange for shipment and take delivery of each Batch from the Visp Facility, at Customer’s expense and risk, within [*] after Release or pay applicable storage costs. Lonza shall provide storage on a bill and hold basis for such Batch(es) at no charge for up to [*]; provided that any additional storage beyond [*] will be subject to availability and, if available, will be charged to Customer and will be subject to a separate agreement.  In addition, Customer shall be responsible for all value added tax (VAT) and any other applicable taxes, levies, import, duties and fees of whatever nature imposed as a result of any storage and Lonza shall reasonably cooperate with the Customer to minimize such VAT and/or other taxes, levies, import, duties and fees. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Lonza be required to store any Batch for more than [*] after Release.  Within [*] following a written request from Lonza, Customer shall provide Lonza with a letter in a form satisfactory to Lonza confirming the bill and hold status of each stored Batch.

8.2.2

Unless otherwise requested in writing by Customer, Lonza will (acting as agent for Customer) arrange for insurance of Product whilst held by Lonza after Release (awaiting transportation) for a maximum of [*] on terms equivalent to those under which Lonza insures Product prior to Release. All reasonable costs and expenses incurred by Lonza in arranging such insurance shall be charged to Customer in addition to the Price.

8.2.3

Lonza shall not be required to store any Batch (including any Engineering or Process Validation Batch and whether or not such Batch was successful) for more than [*]. However, if Customer requires storage and Lonza is able to provide this, then Lonza and Customer shall discuss and agree the terms of an amendment to this Agreement to provide for such storage.

8.3	Acceptance/Rejection of Product.
8.3.1

[*] following the Release of a cGMP Batch, Customer may inspect such cGMP Batch and shall have the right to independently test or have tested such cGMP Batch to determine that the cGMP Batch was manufactured in accordance with cGMP and that it meets the Specifications.  Customer shall notify Lonza in writing of any rejection of a cGMP Batch based on any claim that it was not manufactured in accordance with cGMP or fails to meet the Specifications within [*] of the later of Release or Customer’s receipt of all required documentation for such cGMP Batch, after which time, in either case, any un-rejected cGMP Batch shall be deemed accepted, subject to Customer’s right to reject any Batch at a later time for latent defect, provided that such latent defect was not reasonably detectable and the Customer notifies Lonza

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

of such latent defect within [*] after its discovery, provided that such latent defect is discovered within [*] of the date of Release.
8.3.2

In the event that Lonza believes that a cGMP Batch has been incorrectly rejected, Lonza may require that Customer provide to it cGMP Batch samples for testing.  Lonza may retain and test the samples of such cGMP Batch.  In the event of a discrepancy between Customer’s and Lonza’s test results such that Lonza’s test results fall within relevant Specifications, or there exists a dispute between the Parties over the extent to which such failure is attributable to a given Party, the Parties shall cause an independent laboratory promptly to review records, test data and perform comparative tests and/or analyses on samples of the Product that allegedly fails to conform to Specifications.  Such independent laboratory shall be mutually agreed upon by the Parties.  The independent laboratory’s results shall be in writing and shall be final and binding save for manifest error.  Unless otherwise agreed to by the Parties in writing, the costs associated with such testing and review shall be borne by the Party against whom the independent laboratory rules.

8.3.3

Lonza shall replace any cGMP Batch that was not manufactured in accordance with cGMP or does not meet the Specifications [*] (a “Failed cGMP Batch”). Any such Failed cGMP Batch shall be deemed to be a “Lonza Responsibility.” Such replacement shall be made as promptly as practicable, in light of available manufacturing capacity at the Visp Facility or the Porrino Facility as applicable (with the decision as to which facility to use being at Lonza’s discretion), after the confirmation of Lonza Responsibility, and in any case as soon as reasonably possible after confirmation of Lonza Responsibility.  Where possible, such replacement Batch shall be manufactured as part of the next Campaign. [*] acknowledges and agrees that [*]. [*] Raw Materials or Customer Materials consumed in any Failed cGMP Batch for which Lonza Responsibility has been established as set forth in this Clause 8.3.3, [*]. If Customer received a refund for the Failed cGMP Batch (including a refund for the applicable Raw Materials Fee) or did not pay in full for the Failed cGMP Batch (including the applicable Raw Materials Fee), then it shall pay for the replacement cGMP Batch in full together with the Raw Materials Fee for such replacement Batch. If Customer wishes to use the Failed Batch for laboratory use (not for in vivo purposes) then  the Parties shall discuss and agree an appropriate sum for which Customer shall pay for such Failed Batch, this shall not reduce the obligation on Customer to pay for any replacement Batches. For the avoidance of doubt, this Clause 8.3.3 shall apply to failure to achieve Specification.

9Price and Payment and Changes

9.1

Prices.  Subject to Clause 9.8, pricing for the Services (including Batch Prices) provided by Lonza are set out in Appendix B and based on the assumptions and information set out in the applicable Stage of Work.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

9.2

The Batch Price is based on the current process. The Parties will negotiate a revision to the Batch Price prior to implementing any process changes if the process changes increase or decrease the Batch time.

9.3	Regulatory Payment.
9.3.1

Lonza shall be solely responsible for all regulatory activities conducted by or on behalf of Lonza under Clause 2.7 in connection with the Approval by the FDA, EMA and MHLW, at its sole cost and expense.  On each achievement of each of the Approvals by FDA, EMA and MHLW, Customer shall pay Lonza (for each Approval) the sum of [*] ([*] in total if all approvals are achieved).

9.3.2

Customer shall reimburse Lonza for the equivalent regulatory activities to be conducted by Lonza, if any, in connection with the approval by any other Regulatory Authority agreed by the Parties.  Lonza shall issue an invoice for such payment on a monthly basis for such activities conducted in the preceding calendar month, and Customer shall pay such invoice within [*] of receipt of such invoice.

9.4

Currency.  All payments for Services (including manufacture of Batches) provided at the Visp Facility shall be invoiced and paid in [*], and all payments for Services (including manufacture of Batches) provided at the Porrino Facility shall be invoiced and paid in [*].

9.5	Equity.
9.5.1

First Tranche.  When Customer has received Porrino Approval and Lonza has initiated technology transfer of the Gen 2 process to the Visp Facility, unless Customer has terminated this Agreement under Clause 14.2.1(b)(i) on or before such date, Lonza (or an Affiliate of Lonza) shall have the right to purchase, at a purchase price per shares of one dollar USD ($1.00), the lesser of either: (i) five hundred thousand (500,000) shares of Customer’s common stock; or (ii) the maximum number of shares of Common Stock with an aggregate value that does not exceed $15,000,000USD, such value calculated based on the average closing price of Customer’s common stock as reported on the Nasdaq Global Select Market for the twenty (20) trading days prior to the date that the First Tranche purchase right is triggered (the “First Tranche Equity”).  The sale of the First Tranche Equity shall be made pursuant to a Common Stock Purchase Agreement in the form set forth in Appendix H.

9.5.2

Second Tranche. Immediately following first Approval of the Product from the Visp Facility, Lonza (or an Affiliate of Lonza) shall have the right to purchase, at a purchase price per shares of one dollar USD ($1.00), up to the lesser of either: (i) five hundred thousand (500,000) shares of Customer’s common stock; or (ii) the maximum number of shares of Common Stock with an aggregate value that does not exceed $15,000,000USD, such value calculated based on the average closing price of Customer’s common stock as reported on the Nasdaq Global Select Market for the twenty (20) trading days prior to the date that

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

the Second Tranche purchase right is triggered(the “Second Tranche Equity”).  The sale of the Second Tranche Equity shall be made pursuant to a Common Stock Purchase Agreement in the form set forth in Appendix H. The precise number of shares to be sold shall be calculated according to the average amount of Product yielded from the Comparison Batches (as defined below) compared with the Baseline Batches (as defined below), as follows:

Average amount of Product yielded in the Comparison Batches compared with the average amount of Product yielded in the Baseline Batches.	Lonza’s entitlement to Second Tranche Equity shares.
[*] or greater	[*] of Second Tranche Equity shares
[*] or more, but less than [*] [*] or more, but less than [*]	[*] of Second Tranche Equity shares [*] of Second Tranche Equity shares
For example, if Lonza achieves [*] it would be entitled to [*] of the Second Tranche Equity shares. If Lonza achieves [*] it would be entitled to [*] of the Second Tranche Equity shares.

“Baseline Batches” shall mean the first [*] batches delivered from the Porrino Facility under the 2014 Agreement, which shall include: (a) all of the engineering batches; and (b) all of the process validation batches and such number of cGMP Batches as needed to make up a total of [*] Batches.

“Comparison Batches” shall mean the first [*] Batches delivered from the Visp Facility which shall include: (a) [*], all of the Engineering Batches; and (b) all of the Process Validation Batches and such number of cGMP Batches as needed to make up a total of [*] Batches.

Any [*] Batches shall be excluded from the calculation of the average yield from the Baseline Batches or the average yield from the Comparison Batches and shall not count towards the [*] Batches. Any [*] Batches, any Batch [*], or any Batches [*] shall be excluded from the calculation of the average yields only if [*].

9.5.3

In the event a Change of Control of Customer or an assignment (in accordance with the terms of this Agreement) of this Agreement by Customer (other than to an Affiliate of Customer) has occurred prior to Lonza earning the First Tranche Equity

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

and/or Second Tranche Equity in accordance with above, then if and when Lonza earns entitlement to the First Tranche Equity and/or the Second Tranche Equity in accordance with above, Lonza shall receive, in lieu of the First Tranche Equity and/or Second Tranche Equity, as applicable, the monetary value of the First Tranche Equity and/or the percentage to which Lonza is entitled pursuant to Clause 9.5.2 of the Second Tranche Equity, with the value of such payments (including the number of shares of Customer Common Stock included in the First Tranche Equity and Second Tranche Equity) determined based on the average closing price of Customer Common Stock on the Nasdaq Global Select Market for the five (5) trading days prior to the consummation of such Change of Control or assignment rather than the twenty (20) trading day periods set forth in Clauses 9.5.1 and 9.5.2.

9.6	Changes to Stages of Work, Manufacturing Process and Specifications.
9.6.1	If either Party identifies that:
(a)	a modification is required to a Stage of Work, or
(b)	an additional Stage of Work is required, or
(c)	Lonza needs to use any Raw Material which requires any special treatment, handling or disposal, or
(d)	any changes are required to the technology transfer or the process validation activities (notwithstanding any other provision in this Agreement).

the identifying Party will notify the other Party in writing as soon as reasonably possible.  Lonza will provide Customer with a change request containing a description of the required modifications and their effect on the scope, any additional costs or fees (for clarity [*]), Price and timelines for such Scope of Work or change, and will use reasonable efforts to do so within [*] of receiving or providing such notice, as the case may be.  No such change or change of scope will be effective unless and until it has been agreed to by the Parties in writing. In addition in the case of (c) above, the Parties shall agree whether Lonza is required to achieve the Specification and/or cGMP in relation to the first Batch following such change.

9.6.2

Any change or modification to the Manufacturing Process or Specifications for or in relation to the Product must be approved in advance by Customer and will be made in accordance with the change control provisions of the applicable Quality Agreement, provided that neither Party shall withhold its approval for any change or modification required by a Regulatory Authority or Applicable Law.

9.7

Taxes. Unless otherwise indicated in writing by Lonza, all Prices and charges are exclusive of any value added tax (VAT) and/or any other applicable taxes, levies, import duties and fees of whatever nature imposed by or under the authority of

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

any government or public authority and all of any such charges applicable to the Services shall be paid by Customer.
9.8

Invoicing.  Unless otherwise stated in this Agreement, Lonza shall issue invoices to Customer as follows: (a) [*] of the Batch Price of the applicable Batch(es) upon commencement thereof; and (b) the remaining [*] of the Batch Price of such Batch(es) upon Lonza’s Release of the applicable Batch(es).  Charges for the Raw Materials Fee for each Batch shall be invoiced upon the Release of each Batch as an itemized invoice (to the extent possible and subject always to any duties of confidentiality which Lonza may have with any Third Party) setting forth each individual Raw Material and the respective costs thereof, provided that the Raw Materials Fee for any Raw Materials that expire (e.g., safety stock) shall be invoiced on such expiry, and except for charges for Resins, media and feeds which shall be invoiced by Lonza upon placement of purchase orders for such Resins, media and feeds by Lonza at cost.  All invoices are strictly net and payment for amounts not subject to a bona fide dispute must be made within [*] of Customer’s receipt of the applicable invoice. When sending payment to Lonza, the Customer shall quote the relevant invoice in its remittance advice.

9.9

Payment Default.  If there is a default of payment of any undisputed invoice on the due date, interest shall accrue on any amount overdue at the lesser of: (i) [*] per annum above the London Interbank Offered Rate (LIBOR); or (ii) the maximum rate allowable by applicable law, interest to accrue on a day to day basis until full payment. If payment is not received by the due date, Lonza shall notify Customer (a “Notification”). Save for a bona fide dispute and if such sum is not paid within [*] of a Notification, and without prejudice to any of its accrued rights, Lonza shall be entitled to suspend the provision of Services and/or Release of Product until all overdue amounts have been paid in full (including interest for late payments). Lonza shall not act unreasonably in enforcing the provisions of this Clause 9.9.

9.10	Other Price Adjustments.
(a)

On [*] starting on [*], and not more than [*], Lonza may increase the Price (including the Batch Price) for Services performed in the Visp Facility by the greater of: (a) [*]; and (b) (in respect of Services and Batch manufacture at the Visp Facility) the percentage increase of the [*] (or any successor index) as compared to the immediately preceding calendar year, or (in respect of Services and Batch manufacture at the Porrino Facility) the percentage increase of the [*] (or any successor index) as compared to the immediately preceding calendar year; provided that the Price may not increase by more than [*] over the Price for the immediately preceding calendar year.  The new Price reflecting such adjustment shall be effective for any Batch [*] to Customer of the Price adjustment.

(b)

In addition to the right to increase the Price as set out in Clause 9.10(a), Lonza shall have the right to increase the Price to the extent resulting from [*]. The Parties shall, prior to a change being implemented, discuss and use reasonable endeavours to agree any change to the Price to the extent resulting from [*] which [*], save that [*]. To the extent [*] and [*], Lonza shall [*] in a reasonable manner [*].

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

10Intellectual Property

10.1	Neither Party nor their Affiliates will, as a result of this Agreement, acquire any right, title, or interest in any Background Intellectual Property of the other Party or any of its Affiliates.
10.2

Subject to Clauses 10.1 and 10.3, Customer shall own all right, title, and interest in and to any and all Intellectual Property (to the extent that [*] and [*] or [*]) that Lonza and/or its Affiliates, the External Laboratories or other contractors or agents of Lonza develops, conceives, invents, first reduces to practice or makes, solely or jointly with Customer or others, in the course of the performance of the Services, that [*] and/or [*] (collectively, the “New Customer Intellectual Property”).  For avoidance of doubt, “New Customer Intellectual Property” shall include any material, processes or other items that solely embody, or that are solely claimed or covered by, any of the foregoing Intellectual Property, [*].

10.3

Notwithstanding Clause 10.2 and subject to the license granted in Clause 10.5, Lonza shall own all right, title and interest in Intellectual Property that Lonza and/or its Affiliates, the External Laboratories or other contractors or agents of Lonza, solely or jointly with Customer, develops, conceives, invents, or first reduces to practice or makes in the course of performance of the Services that: (i) [*]; or (ii) [*] (“New [*] Intellectual Property”).  For avoidance of doubt, “New [*] Intellectual Property” shall include any material, processes or other items that embody, or that are claimed or covered by, any of the foregoing Intellectual Property.

10.4

Lonza hereby assigns to Customer all of its right, title and interest in any New Customer Intellectual Property.  Lonza shall execute, and shall require its personnel as well as its Affiliates, External Laboratories or other contractors or agents and their personnel involved in the performance of the Services to execute, any documents reasonably required to confirm Customer’s ownership of the New Customer Intellectual Property, and any documents required to apply for, maintain and enforce any patent or other right in the New Customer Intellectual Property.

10.5

Subject to the terms and conditions herein, Lonza hereby grants to Customer a non-exclusive, world-wide, fully paid-up, irrevocable, transferable license, including the right to grant sublicenses, under the New [*] Intellectual Property, to [*] (but for the avoidance of doubt, such license shall not permit any of these activities for any product other than the Product).  Any such sub-licencees shall be bound by written agreement to maintain the confidentiality of such New [*] Intellectual Property.

10.6

Subject to the terms and conditions of this Agreement, Customer hereby grants Lonza, its Affiliates, the External Laboratories and sub-contractors the non-exclusive right to use the Customer Information, Customer Background Intellectual Property (including the Cell Lines), New Customer Intellectual Property and or any other Intellectual Property or Information supplied by or on behalf of Customer, during the Term solely for the purpose of fulfilling Lonza’s obligations under this Agreement.

10.7

During the Term and thereafter, provided that Lonza has not terminated this Agreement pursuant to Clause 14.2.2(a) (Material Breach) or Clause 14.2.2(b) (Bankruptcy), Customer will have the right, upon terms to be mutually agreed by the Parties, including confidentiality terms at least as restrictive as such terms in this Agreement, to transfer the Manufacturing Process to itself and/or any Third Party(ies) [*] for the manufacture of that Product (but no other product)], and use

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(by itself or through such Third Party(ies)) such Manufacturing Process so transferred for the manufacture of Andexanet alfa (and, Lonza shall grant a licence subject to the following proviso); provided however to the extent that such technology transfer [*], such technology transfer shall be subject to (i) [*] and (ii) [*]. Lonza shall provide reasonably necessary documents (including the Product specific batch records and release reports, technology transfer guidance and summary report and process protocols) to complete such technology transfer and Customer shall reimburse Lonza for any activities at the agreed rates (based on a full-time employee rate for such support) and expenses reasonably incurred in connection with such transfer.  If Portola assigns this Agreement pursuant to Clause 16.4, then the transfer of Manufacturing Process to such assignee, or a Third Party of such assignee, shall be [*]. Inter alia, [*]. The Parties hereby acknowledge and agree that, subject always to the terms of this Clause 10.7, as of the Effective Date, [*].

11Warranties

11.1	Lonza represents, warrants and covenants that:
11.1.1	it has the full power and right to enter into this Agreement and that there are no outstanding agreements or requirements that would prevent it from complying with the provisions of this Agreement;
11.1.2

the execution and delivery of this Agreement by Lonza has been authorized by all requisite corporate or company action and this Agreement is and will remain a valid and binding obligation of Lonza, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors;

11.1.3

the Services will be performed with requisite care, skill and diligence, by individuals who are appropriately trained and qualified; and in accordance with Applicable Law and generally accepted industry standards.

11.1.4	it has requisite authority to fulfill its obligations under this Agreement [*];
11.1.5

as of the date of this Agreement and to the best of its knowledge, the conduct and provision of Services will not infringe or misappropriate any patent, trade secret or other proprietary or Intellectual Property rights of any Third Party; provided that it shall not be a breach of this warranty to the extent such infringement arises as a result of the use of Customer Background Intellectual Property, Customer Materials, the Cell Line, Customer Information, and/or any other information or Intellectual Property provided by or on behalf of Customer, or the combination of any of the aforementioned with any Lonza Background Intellectual Property or Lonza Information and it will promptly notify Customer in writing should it become aware of any claims asserting such violation;

11.1.6	save as otherwise set out in this Agreement and save in relation to Engineering Batches: at the time of Release to Customer, the Product manufactured as part of a cGMP Batch under this

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Agreement: (a) will have been manufactured in accordance with cGMP and the applicable Quality Agreement, and Specifications; (b) will not be adulterated or misbranded, as determined under any Applicable Law; and (c) will not have been produced in violation of any applicable provisions of the United States Fair Labor Standards Act, as amended; and

11.1.7	[*].
11.2	Customer represents, warrants and covenants that:
11.2.1

it has the full power and right to enter into this Agreement and that there are no outstanding agreements, assignments, licenses, encumbrances or rights held by other parties, private or public, that would prevent it from complying with the provisions of this Agreement;

11.2.2

the execution and delivery of this Agreement by Customer has been authorized by all requisite corporate or company action and this Agreement is and will remain a valid and binding obligation of Customer, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors;

11.2.3	as of the date of this Agreement and to the best of Customer’s knowledge, Customer has all the rights:
(a)

related to Product to permit Lonza and its Affiliates, Lonza’s subcontractors and/or External Laboratories to perform the Services and to use the Customer’s Cell Line, Customer Materials, Customer Information, Customer’s Background Intellectual Property, and/or any other information or Intellectual Property provided by or on behalf of Customer, without infringing the intellectual property rights of a Third Party;

(b)

necessary to provide to Lonza the Customer’s Cell Line, Customer Materials, Customer Information, Customer’s Background Intellectual property, and/or any other information or Intellectual Property provided by or on behalf of Customer and to permit Lonza, Lonza’s Affiliates, Lonza’s subcontractors and/or External Laboratories to perform the Services without infringing the Intellectual Property rights of any Third Party;

11.2.4

as of the date of this Agreement and to the best of Customer’s knowledge, the use by Lonza and Lonza’s Affiliates and/or by the External Laboratories or any subcontractor of Customer’s Cell Line, Customer Materials, Customer Information and Customer’s Background Intellectual Property for the Services (including without limitation the manufacture of the Product) as contemplated in this Agreement will not infringe or misappropriate any Intellectual Property rights of any Third Party; and

11.2.5

Customer will promptly notify Lonza in writing if it receives or is notified of a formal written claim from a Third Party that Customer Information, the Cell Line, Customer Materials and/or Customer Background Intellectual Property or

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Lonza’s use thereof as part of in the Services infringes or misappropriates any Intellectual Property or other rights of any Third Party.
11.3

DISCLAIMER:  THE WARRANTIES AND CONDITIONS EXPRESSLY SET FORTH IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES AND CONDITIONS, AND ALL OTHER WARRANTIES AND CONDITIONS, BOTH EXPRESS AND IMPLIED, ARE EXPRESSLY DISCLAIMED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OR CONDITION OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

12Indemnification and Liability

12.1

Indemnification by Lonza.  Subject to Clauses 12.4 and 12.5, Lonza shall indemnify the Customer, its Affiliates, and their respective officers, employees and agents (each of the foregoing a “Customer Indemnitee” and, collectively, “Customer Indemnitees”) for any Losses that such Customer Indemnitee(s) may suffer as a result of any Third Party claim arising out of: (a) any breach of Lonza’s representations, warranties or covenants under Clause 11.1 of this Agreement; (b) the negligence or wilful misconduct of any Lonza Indemnitee (as defined in Clause 12.2); or (c) any allegation of Intellectual Property infringement caused by the provision of Services, other than to the extent such infringement arises as a result of: (i) the combination of Lonza Background Intellectual Property with Customer Background Intellectual Property, Customer Materials, Customer’s Cell Line, Customer Information, and/or any other information or Intellectual Property provided by or on behalf of Customer; or (ii) the use by Lonza, its Affiliates, Lonza Indemnitees, sub-contractors or External Laboratories of the Cell Line, any Customer Information, Customer Material, Customer Background Intellectual property, and/or any other information or Intellectual Property supplied by or on behalf of Customer; except in each case ((a), (b) and (c)), to the extent that such Losses resulted from the negligence, intentional misconduct or breach of this Agreement by any Customer Indemnitees.

12.2

Indemnification by Customer.  Subject to Clauses 12.4 and 12.5, Customer shall indemnify Lonza, its Affiliates, and their respective officers, employees and agents (each of the foregoing a “Lonza Indemnitee” and, collectively, “Lonza Indemnitees”) from and against any Losses that such Lonza Indemnitee(s) may suffer as a result of any Third Party claim arising out of: (a) any breach of Customer’s representations, warranties or covenants under Clause 11.2 of this Agreement; (b) the negligence or wilful misconduct of any Customer Indemnitees; (c) the use, sale, or distribution of the Product, including any claims of product liability; (d) the negligence or intentional misconduct of any Customer Indemnitee; or (e) any allegation of Intellectual Property infringement caused by the supply to Lonza of, or by Lonza’s use or a Lonza Indemnitee’s use or the use by a Lonza Affiliate, sub-contractor or External Laboratory of: the Cell Line, Customer Background Intellectual Property, Customer Materials,  Customer Information, and/or any other information or Intellectual Property supplied by or on behalf of Customer; except, in each case, to the extent that such Losses resulted from the negligence, intentional misconduct or breach of this Agreement by any Lonza Indemnitees.

12.3

Indemnification Procedure.  If the Party to be indemnified intends to claim indemnification under this Clause 12, it shall promptly notify the indemnifying Party in writing of such claim.  The indemnitor shall have the right to control the defense and/or settlement thereof; provided, however, that any Indemnitee shall have the right to retain its own counsel at its own expense.  The Indemnitee, its employees and agents, shall reasonably cooperate with the indemnitor, at the indemnitor’s expense, in the investigation of any liability covered by this Clause 12.  The failure to deliver prompt

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

written notice to the indemnitor of any claim, to the extent prejudicial to its ability to defend such claim, shall relieve the indemnitor of any obligation to the Indemnitee under this Clause 12. The Party seeking indemnification shall not settle or agree to settle any claim for which it will seek indemnification from the other Party without the prior written consent of indemnifying Party.

12.4

DISCLAIMER OF CERTAIN DAMAGES.  EXCEPT FOR BREACHES OF A PARTY’S OBLIGATIONS UNDER CLAUSE 13, IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR THE OTHER PARTY’S AFFILIATES OR INDEMNITEES (WHETHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY, UNDER ANY INDEMNITY OR OTHERWISE) FOR ANY LOST PROFITS, LOST BUSINESS OR LOST REVENUES OR FOR ANY INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL LOSSES OR DAMAGES, ARISING FROM OR RELATED TO THIS AGREEMENT.

12.5

LIMITATION OF LIABILITY.  SUBJECT TO CLAUSES 12.6 AND 12.7, THE TOTAL AGGREGATE LIABILITY OF EACH PARTY AND ITS AFFILIATES ARISING FROM THIS AGREEMENT (WHETHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY, UNDER ANY INDEMNITY OR OTHERWISE) SHALL NOT EXCEED, IN THE AGGREGATE, AN AMOUNT EQUAL TO [*] AND [*]. PROVIDED THAT, NOTWITHSTANDING THE FOREGOING, A PARTY’S AND ITS AFFILIATES’ AGGREGATE LIABILITY UNDER CLAUSE 12.1 OR 12.2, AS APPLICABLE, TOGETHER WITH A PARTY’S AND ITS AFFILIATES’ AGGREGATE LIABILITY UNDER CLAUSE 12.1 OR 12.2, OF THE 2014 AGREEMENT, AS APPLICABLE, SHALL NOT EXCEED IN THE AGGREGATE [*].  CUSTOMER’S OBLIGATION TO PAY THE PRICE OR ANY CANCELLATION FEE OR TERMINATION FEE SHALL NOT COUNT TOWARDS THIS LIMITATION OF LIABILITY (WHICH FOR CLARITY SHALL MEAN ANY SUCH PAYMENT BY CUSTOMER SHALL NOT REDUCE THE LIMITATION OF LIABILITY WHICH SHALL REMAIN AS SET OUT ABOVE IN THIS CLAUSE 12.5). FOR THE FURTHER AVOIDANCE OF DOUBT, THE AGGREGATE LIMITS SHALL BE SHARED BY A PARTY AND ALL OF ITS AFFILIATES AND SHALL NOT BE CONSTRUED AS A SEPARATE LIMIT FOR EACH MEMBER OF THE LONZA GROUP OF COMPANIES AND SHALL NOT BE CONSTRUED AS A SEPARATE LIMIT FOR EACH MEMBER OF THE GROUP OF COMPANIES TO WHICH THE CUSTOMER BELONGS.

12.6	Nothing shall limit or reduce Customer’s obligation to pay invoices or the Cancellation Fees or Termination Fees or to make payments under clause 9.5.3.
12.7

Nothing in this Agreement shall exclude or limit the liability of either Party or their Affiliates for gross negligence or intentional misconduct, for fraud, for death or personal injury, a breach of Clause 13, or for any other liability that cannot be excluded or limited as a matter of the governing law of this Agreement.

13Confidentiality

13.1

A Party receiving the other Party’s and/or any of the other Party’s Affiliates’ Confidential Information (the “Receiving Party”) agrees to strictly keep secret any and all such Confidential Information received during the Term from or on behalf of the other Party (the “Disclosing Party”) using at least the same level of measures as it uses to protect its own Confidential Information, but in any case at least reasonable efforts.  Confidential Information shall include the terms of this Agreement, information disclosed in any form including but not limited to in writing, orally, graphically or in electronic or other form to the Receiving Party, observed by the Receiving Party or its employees, agents, consultants, or representatives, or otherwise learned by the

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Receiving Party under this Agreement, which the Receiving Party knows or reasonably should know is confidential or proprietary.
13.2

Notwithstanding the foregoing, Receiving Party may disclose to any courts and/or other authorities Confidential Information of the Disclosing Party which is required pursuant to applicable governmental or administrative or public law, rule, regulation or order.  In such case the Receiving Party will, to the extent legally permitted, inform the other Party promptly in writing and reasonably cooperate with the Disclosing Party in seeking to minimize the extent of Confidential Information which is required to be disclosed to the courts and/or authorities and/or in seeking a protective order.

13.3	The obligation to maintain confidentiality under this Agreement does not apply to Confidential Information of the Disclosing Party, which:
13.3.1	at the time of disclosure was publicly available through no breach of this Agreement by the Receiving Party; or
13.3.2	becomes publicly available after the time of disclosure other than as a result of a breach of this Agreement by the Receiving Party; or
13.3.3

as the Receiving Party can establish by competent proof, was rightfully in its possession at the time of disclosure by the Disclosing Party and had not been received from or on behalf of Disclosing Party; or

13.3.4	is supplied to a Receiving Party by a Third Party which was not in breach of an obligation of confidentiality to Disclosing Party or any Third Party; or
13.3.5	is developed by the Receiving Party independently from and without use of the Disclosing Party’s Confidential Information, as evidenced by competent evidence.
13.4

The Receiving Party will use the Disclosing Party’s Confidential Information only for the purposes of this Agreement and will not make any use of the Disclosing Party’s Confidential Information for its own separate benefit or the benefit of any Third Party including, without limitation, with respect to research or product development or any reverse engineering or similar testing.

13.5

Each Party will restrict the disclosure of Confidential Information to the officers, employees, consultants, under a duty of confidentiality, and representatives of itself and its Affiliates who have been informed of the confidential nature of the Confidential Information and who have a need to know such Confidential Information for the purpose of this Agreement.  Prior to disclosure to such persons, the Receiving Party shall bind its and its Affiliates’ officers, employees, consultants and representatives to confidentiality and non-use obligations no less stringent than those set forth herein.  The Receiving Party shall notify the Disclosing Party as promptly as practicable of any unauthorized use or disclosure of the Confidential Information. Lonza may disclose Customer’s Confidential Information to its Affiliates, sub-contractors and External Laboratories, to the JV Entity and the Contract Facility for the purposes of the Services provided that such sub-contractors and External Laboratories are bound by written obligation of confidentiality and non-use at least as stringent as those contained in this Agreement. The Receiving Party shall at all times be responsible for any breach or

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

misuse of the other Party’s Confidential Information by any person to whom the Receiving Party discloses it.
13.6

Customer may disclose the terms of this Agreement to any actual or potential partner with which it enters into any form of partnering arrangement, provided that: (i) such disclosure is solely for the purpose of such Third Party evaluating a partnering arrangement with Customer; (ii) it redacts the financial terms of this Agreement (but Customer shall have the right to disclose the Batch Prices to any bona fide potential or actual partner who would bear and/or share the Batch Prices for the Product, provided that Customer notifies Lonza in confidence of the identity(ies) of such partner(s) receiving such Batch Prices information); (iii) it enters into a confidentiality agreement with such Third Party on terms no less onerous and no less protective than those contained in this Clause 13; and (iv) it shall at all times be responsible for any breach of confidentiality by such Third Party.

13.7

The Receiving Party shall at all times be fully liable for any and all breaches of the confidentiality obligations in this Clause 13 by any of its Affiliates or the officers, employees, consultants and representatives of itself or its Affiliates.

13.8

Each Party hereto expressly agrees that any breach or threatened breach of the undertakings of confidentiality provided under this Clause 13 by a Party may cause irreparable harm to the Disclosing Party and that money damages may not provide a sufficient remedy to the Disclosing Party for any breach or threatened breach.  In the event of any breach and/or threatened breach, then, in addition to all other remedies available at law or in equity, the Disclosing Party shall be entitled to seek injunctive relief and any other relief deemed appropriate by the Disclosing Party.

13.9

Neither Party shall provide access to any sharepoint site or intranet site established for the purpose of exchanging data and information in relation to this Agreement to any Third Party without: (a) the prior written consent of the other Party; and (b) such Third Party entering into a separate confidentiality agreement with such other Party in a form reasonably agreed by such other Party.

13.10	Neither Party may use or disclose any Confidential Information of the other Party or any of their Affiliates in any patent application.

14Term and Termination

14.1

Term.  This Agreement shall commence on the Effective Date and shall end on the tenth anniversary of the date of Porrino Approval, unless terminated earlier as provided herein, or extended by mutual written agreement of the Parties (the “Term”).

14.2	Termination. This Agreement may be terminated as follows:
14.2.1	by Customer:
(a)

by providing no less than [*] prior written notice, such written notice to be issued not earlier than the [*] (for clarity if this Agreement was terminated pursuant to this Clause 14.2.1(a) the earliest date on which it would terminate would be [*]). During such notice period Customer shall continue to be bound by the obligation to place Purchase Orders for the Minimum Order under Clause 7.1.1 and pay for such Firm Orders;

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(b)

by immediate written notice if Customer decides to permanently: (i) discontinue the development or the seeking of marketing approval of Andexanet alfa; or (ii) withdraw Andexanet alfa from all markets; or

(c)

by providing not less than [*] prior written notice if, as set forth in Clause 7.1.3, the Parties are unable to agree to reasonable business terms with respect to the Adjusted Minimum Order within [*] of initiating such negotiations, and during such notice period only (and not for any period after the effective date of termination) Customer shall not be obligated to place any further Purchase Orders in respect of any period after the date on which the Agreement shall have terminated and shall not be bound by its obligations to place new Purchase Orders for the Minimum Orders in respect of any period after the date on which notice to terminate the Agreement has been given (either affirmatively or automatically) under Clause 7.1.1 (but for the avoidance of doubt, Customer shall remain liable for the all Firm Orders (including Minimum Orders) during such [*] notice period; or

14.2.2	by either Party:
(a)

if the other Party commits a material breach of this Agreement and fails to cure such breach to the reasonable satisfaction of the non-breaching Party within [*] ([*] for non-payment) following written notification of such breach from the non-breaching Party to the breaching Party; provided, however, that such [*] period shall be extended as agreed by the Parties (but in any event, no more than [*]) if the identified breach is incapable of cure within [*] and if the breaching Party provides a plan and timeline to cure the breach, promptly commences efforts to cure the breach and diligently prosecutes such cure (it being understood that this extended period shall be unavailable for any breach regarding non-payment);

(b)

immediately by written notification, if the other Party becomes insolvent, is dissolved or liquidated, has an administrator appointed, makes a general assignment for the benefit of its creditors, or files or has filed against it, a petition in bankruptcy or has a receiver appointed for a substantial part of its assets;

(c)	immediately by written notification for any persisting force majeure event as described in Clause 15.1; or
14.2.3	By either Party upon written notice to the other Party if Porrino Approval is not obtained by [*].
14.3	Effect of Termination.
14.3.1

Termination by Lonza under Clause 14.2.2(a) or 14.2.2(b).  Upon termination of this Agreement by Lonza under Clause 14.2.2(a) (Material Breach) or 14.2.2(b) (Bankruptcy), subject to Lonza’s obligations under Clause 0 and Clause 0, Customer shall pay to Lonza: (a) Termination Fees of [*] in effect on the notification date of such termination, plus Customer shall pay the Raw Materials Fee in

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

respect thereof to the extent that Lonza cannot use them for another customer project and any non-cancellable commitments of subcontractors and External Laboratories; (b) for all Services provided but not paid as of the effective date of termination (including a pro-rata proportion of the Price for any stage of the Services which is in progress at the date of the termination); and (c) in addition, in the event of such termination, Customer shall pay to Lonza an early Termination Fee of [*], in accordance with the following schedule: Customer will pay the early termination fee of [*], beginning on the effective date of termination and [*] thereafter until all payments [*] are received by Lonza.

14.3.2

Termination by Customer under Clause 14.2.2(a)-(c), or by Lonza under Clause 14.2.2(c).  Upon termination of this Agreement by Customer under Clause 14.2.2(a)-(c), or by Lonza under Clause 14.2.2(c), all Firm Orders shall be deemed cancelled without any Cancellation Fees or early termination fees and Customer shall have no further obligation to Lonza under this Agreement, except that Customer shall pay to Lonza: (a) for all Services provided but not paid as of the effective date of termination (including a pro-rata proportion of the Price for any stage of the Services which is in progress at the date of the termination); and (b) the applicable Raw Materials Fee for any Raw Materials paid for by Lonza and the costs of any non-cancellable commitments of subcontractors and External Laboratories and either (i) used in the provision of such Services, or (ii) purchased specifically for the provision of such Services and which Lonza cannot return for credit or use for any other customers; and (c) all expenses reasonably incurred by Lonza in giving effect to such termination, in each case after reasonable efforts to mitigate all such expenses, including the costs of terminating any non-cancellable commitments entered into under the Agreement that cannot be cancelled despite reasonable efforts to do so or cannot be re-purposed for other customers.

14.3.3

Termination by Customer under Clause 14.2.1.  Upon termination of this Agreement by Customer under Clause 14.2.1, subject to Lonza’s obligations under Clause 14.6.1 and Clause 14.6.4, Customer shall pay Lonza Termination Fees of [*] in effect on the notification date of such termination (including Firm Orders for Batches), plus any applicable Raw Materials Fee and any non-cancellable commitments of subcontractors and External Laboratories. Customer shall also pay for all Services provided but not paid as of the effective date of termination (including a pro-rata proportion of the Price for any stage of the Services which is in progress at the date of the termination);

14.3.4

Termination under Clause 14.2.3. Upon termination of this Agreement by Customer under Clause 14.2.3, the terms of the 2014 Agreement shall continue to apply for the duration of the term of that agreement and Clauses 3 and 6 of the 2014 Agreement shall be deemed re-instated and shall be applicable to Customer’s demand for Batches.

14.4Not used.

14.5	Not used.
14.6	Effect of Termination Applicable to All Terminations:

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

14.6.1

Lonza will, upon termination of the Agreement, (a) at Customer’s instruction and subject to the provisions of Clause 10.7, conduct technology transfer in accordance with Clause 10.7, and (b) promptly cease or take reasonable steps to cease performance of the applicable Services and will take all reasonable steps to mitigate the out-of-pocket expenses incurred in connection therewith. In particular, Lonza will use its reasonable efforts to:

(a)	immediately cancel, to the greatest extent possible, any Third Party obligations in relation to this Agreement;
(b)	promptly inform Customer of any irrevocable commitments made in connection with this Agreement prior to termination;
(c)

to the extent possible or practicable, promptly return to the vendor for a refund all unused, unopened materials in Lonza’s possession that are related to this Agreement; provided, that Customer will have the option, but not the obligation, to take possession of any such materials (subject to Customer paying Lonza in full for such items);

(d)

promptly inform Customer of the cost of any remaining unused, unreturnable materials ordered pursuant to this Agreement, and, subject to Customer paying Lonza the applicable Raw Materials Fee for them in full, either deliver such materials to Customer (or its designee) or properly dispose of them, as instructed by Customer; and

(e)	perform only those services and activities mutually agreed upon by Customer and Lonza as being necessary or advisable in connection with the close-out of this Agreement.
14.6.2

Return of Materials/Confidential Information.  Upon termination or expiration of this Agreement, Receiving Party agrees to return or destroy promptly (and certify such destruction) on Disclosing Party’s request all written or tangible Confidential Information of the Disclosing Party, except that: (a) one (1) copy of such Confidential Information may be kept by the Receiving Party in its confidential files for record keeping purposes only; and (b) the Receiving Party may continue to use such Confidential Information as reasonably necessary to continue to exercise any rights of the Receiving Party that survive such expiration or termination. Subject to the previous provisions of this Clause 14.6.2, Lonza will also promptly return all Customer Materials, retained samples, data, Customer reports and other property, information and know-how in recorded form that was provided by Customer, or developed in the performance of the Services (provided that Customer has paid for them or commits to pay for them), that are owned by or licensed to Customer.

14.6.3

Payment Reconciliation.  Within [*] after termination of this Agreement or any Stage of Work, as applicable, Lonza will provide to Customer a written statement of all work performed by it in connection therewith, a summary of the costs associated with that work, and a final invoice.  If Customer has pre-paid to Lonza more

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

than the amount in a final invoice then Lonza agrees to promptly refund that money to Customer, or to credit the excess payment toward another existing or future Stage of Work, at the election of Customer.

14.6.4

Replacement Project.  Lonza will use commercially reasonable efforts to secure a new project to fill the manufacturing space  with another Customer biologics project or with a Third Party customer project for each cancelled Batch in the event of any termination of this Agreement, and to the extent successful (and to the extent such replacement project fits within the time slot as that vacated by Customer), then the Termination Fee shall be waived.

14.6.5

Survival.  Notwithstanding anything else in this Agreement, expiration or termination of this Agreement for any reason will not relieve either Party of any liabilities, rights or obligations accruing prior to such expiration or termination.  Further, the provisions of Clauses 1 (Definitions); 2.8.4 (Customer use of Batches), 2.10.3, 2.10.4 (Handling and Ownership of Customer Materials); 6.1 (Insurance); 8.1 (Delivery); 8.2 (Storage); 8.3 (with respect to any Batch Released during the Term); 9.4 (Currency); 9.7 (Taxes); 9.9 (Payment Default); 10 (Intellectual Property); 11 (Warranties); 12 (Indemnification and Liability); 13 (Confidentiality); 14.3, 14.4, 14.6 (Effects of Termination); 15 (Force Majeure); and 16 (Miscellaneous) will survive any termination or expiration of this Agreement.

15Force Majeure

15.1

If Lonza or any of its Affiliates is prevented or delayed in the performance of any of its obligations under the Agreement by Force Majeure and gives written notice thereof to Customer specifying the matters constituting Force Majeure together with such evidence as Lonza reasonably can give and specifying the period for which it is estimated that such prevention or delay will continue, Lonza shall be excused from the performance or the punctual performance of such obligations as the case may be from the date of such notice for so long as such cause of prevention or delay shall continue.  Provided that, if such Force Majeure persists for a period of [*], either Party may terminate this Agreement in accordance with Clause 14.2.2(c).

15.2

“Force Majeure” shall be deemed to include any reason or cause beyond Lonza’s reasonable control affecting the performance by Lonza or its Affiliates of its obligations under the Agreement, including, but not limited to, any cause arising from or attributable to acts of God, strike, lockouts, labour troubles, restrictive governmental orders or decrees, riots, insurrection, war, interruption of energy supplies, or terrorists acts.

16Miscellaneous

16.1

Publicity. Except to the extent required by applicable law or the rules of any stock exchange or listing entity, neither Party will make any public statements or releases concerning this Agreement or the transactions contemplated by this Agreement, or use the other Party’s name in any form of advertising, promotion or publicity, without obtaining the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed, provided that any statement

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

required by applicable law or the rules of any stock exchange or listing entity, shall be provided to the other party for comment prior to it being made, and the terms of this Agreement or any other document relating to the Services shall not be disclosed until each Party has redacted any confidential or proprietary information from it, to the extent permitted by law.  Upon the execution of this Agreement, Lonza has the right to issue a mutually agreed press release regarding the execution of this Agreement.

16.2

Severability.  If any provision hereof is or becomes at any time illegal, invalid or unenforceable in any respect, neither the legality, validity nor enforceability of the remaining provisions hereof shall in any way be affected or impaired thereby.  The Parties hereto undertake to substitute any illegal, invalid or unenforceable provision by a provision, which is as far as possible, reflects the original intent of the Parties.

16.3	Amendments. Modifications and/or amendments of this Agreement must be in writing and signed by the Parties.
16.4

Use of Affiliates / Assignment. Lonza may instruct one or more of its Affiliates to perform any of Lonza’s obligations contained in this Agreement (save that Lonza shall not require Customer’s consent in respect of the Contract Facility and this entity may perform some or all of the Services without the need for Lonza to seek Customer’s prior consent), but Lonza shall remain fully responsible in respect of those obligations. Such Affiliates of Lonza shall also have the rights set out in this Agreement solely to the extent that they are required in order to perform the obligations of Lonza. Subject thereto, neither Party may assign its interest under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed, provided, however that: (a) either Party may assign this Agreement without the consent of the other Party to (i) any Affiliate of such Party or (ii) any Third Party in connection with the sale or transfer (by whatever method) of all or substantially all of the business related to the subject matter of this agreement; provided, further, that such Affiliate or Third Party, as applicable, acknowledges and assumes in writing all of the assigning Party’s obligations under the Agreement; and (b) Lonza shall be entitled to sell, assign and/or transfer its trade receivables resulting from this Agreement without the consent of the Customer.  For purposes of this Clause 16.4, the terms “assign” and “assignment” shall include, without limitation (i) the sale, exchange, transfer or issuance of fifty percent (50%) or more of the outstanding stock of such Party to an Affiliate of such Party or an unrelated entity or natural person, (ii) the sale or transfer or other disposition of all or substantially all of the assets of the Party or the line of business or Product to which this Agreement relates, and (iii) a merger, consolidation, acquisition or other form of business combination.  Following a change of control of either Party, this Agreement shall continue to be binding on such Party. Any purported assignment in violation of the foregoing shall be void.  No assignment shall relieve any Party of responsibility for the performance of any obligation that accrued prior to the effective date of such assignment. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the respective Parties and their successors and permitted assigns.

16.5

Notice.  All notices must be written and sent to the address of the Party first set forth above.  All notices must be given: (a) by personal delivery, with receipt acknowledged; or (b) by prepaid recognized next business day delivery service.  Notices will be effective upon receipt or at a later date stated in the notice.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

16.6

Third Party Rights. Save in respect of indemnities, limitations and exclusions of liability or any other rights granted to Affiliates which shall accrue to their benefit, the Parties do not intend that any term of this Agreement should be enforceable by any person who is not a Party to it.

16.7

Governing Law/Jurisdiction.  This Agreement is governed in all respects by the laws [*], without regard to any conflicts of laws principals that would result in the application of the laws of another jurisdiction.

16.8

Entire Agreement.  This Agreement contains the entire agreement between the Parties as to the subject matter hereof and supersedes all prior and contemporaneous agreements with respect to the subject matter hereof.  For clarity, the 2014 Agreement is independent of this Agreement and shall survive on its own terms and conditions.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document.  Each party acknowledges that an original signature or a copy thereof transmitted by facsimile or by .pdf shall constitute an original signature for purposes of this Agreement.

16.9	Rights of Third Parties. The Parties do not intend that any term of this Agreement should be enforceable by any person who is not a Party to it.

[Remainder of page left blank intentionally]

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorized representative effective as of the date written above.

LONZA AG

By:

Name

Title

By:

Name

Title

PORTOLA PHARMACEUTICALS, INC.

By:

Name

Title

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Appendix A

Cell Line

The Cell Line known as [*] expressing the Product.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Appendix B

Batch Price and Minimum Order

Batch Prices – Visp

Batch Type	Price
Engineering Batch	[*]
Process Validation Batch	[*]
cGMP Batch (other than Process Validation Batches)	[*]

Note: All Prices are subject to review in accordance with Clause 9.

Batch Prices – Porrino

Batch prices for Porrino are as set forth in the 2014 Agreement and Firm Orders thereunder.

[*]

Minimum Order

[*]

Portola Forecast [*] (All batch numbers below listed in [*]), based upon [*]
Andexxa estimated demand	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Minimum Order*	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Low	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
High	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

*[*]

In accordance with Clause 2.14 - Lonza [*].

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Appendix C

Bill of Materials

For information purposes only, set out below is the estimated Bill of Materials as of 27July2015. The Bill of Materials for this Agreement shall be based on this, but shall be updated on completion of the Engineering Batch and again on completion of the Process Performance Qualification batches and thereafter as may be mutually agreed by the Parties.

Item	Material Description	Estimated Qty per run	UoM
[*]	[*]	[*]	[*]

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Appendix D

[Reserved]

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Appendix E

Stages of Work

[*]

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Appendix F

Estimated Visp Facility Construction and Validation Timeline

[*]

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Appendix G

Certain Process Validation Activities

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Appendix H

Form Common Stock Purchase Agreement

portola pharmaceuticals, inc.

COMMON STOCK PURCHASE AGREEMENT

This COMMON STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of [___________] (the “Effective Date”) by and between Portola Pharmaceuticals, a Delaware corporation (the “Company”), and Lonza AG (the “Purchaser”).

RECITALS

WHEREAS, the Company and the Purchaser have entered into that certain Manufacturing Services Agreement, dated _______, 2017 (the “Services Agreement”);

WHEREAS, pursuant to Section 9.5 of the Services Agreement, the Company has agreed to issue and sell to Purchaser 500,000 shares of the Company’s Common Stock from the Company at a per share purchase equal to $1.00 upon the achievement of the criteria set forth in Section [9.5.1][9.5.2] of the Services Agreement; and

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, 500,000 shares of the Company’s common stock, $0.001 par value per share (the “Shares”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser hereby agree as follows:

Purchase and Sale of Stock.

Sale and Issuance of Common Stock.  On the basis of the representations and warranties herein, and upon the terms and subject to the conditions hereof, the Purchaser agrees to purchase from the Company and the Company agrees to issue and sell to the Purchaser the Shares at the price of $1.00 per share. The Shares shall be of the same class of common stock of the Company as is authorized and outstanding as of the date of this Agreement, with such rights, preferences and privileges as set forth in the Company’s Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary of State and as an exhibit to Customer’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 1, 2017.

Closing.  Subject to the satisfaction or waiver of the conditions set forth herein, the purchase and sale of the Shares pursuant to this Agreement (the “Closing”) shall take place at the

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

offices of the Company within three business days following the date hereof (the date on which the Closing actually takes place is referred to herein as the “Closing Date”).  At such time, the Company shall cause its transfer agent to deliver to the Purchaser a certificate representing the Shares against payment therefor, which payment shall be made in U.S. dollars by wire transfer of immediately available funds to an account designated by the Company.

Representations and Warranties of the Company.  The Company hereby represents and warrants to the Purchaser as of the Effective Date as follows:

Organization, Good Standing and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business.  The Company is duly qualified to transact business as a corporation and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect upon the Company’ ability to perform its obligations under this Agreement.

Authorization; Due Execution. Assuming the accuracy of the Purchaser’s representation in Section 3.6 below, the Company has the requisite corporate power and authority to enter into this Agreement and to perform its obligations under the terms of this Agreement, and all corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement has been taken.  This Agreement has been duly authorized, executed and delivered by the Company and, upon due execution and delivery by the Purchaser of this Agreement, this Agreement will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by equitable principles.

Valid Issuance of Stock.  The Shares, when issued, sold and delivered in accordance with the terms hereof and of the Services Agreement for the consideration and on the terms and conditions set forth herein and in the Services Agreement, will be duly and validly authorized and issued, fully paid and nonassessable and, based in part upon the representations of the Purchaser in this Agreement, will be issued in compliance with all applicable federal and state securities laws or applicable exemptions therefrom.

Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, local or provincial governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except for such approvals or consents as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and such other notices required or permitted to be filed with certain state and federal securities commissions after the Effective Date, which notices will be filed on a timely basis.

No Conflict. The Company’s execution, delivery and performance of this Agreement does not (i) violate any provision of the Company’s Certificate of Incorporation or Bylaws, each as amended as of the Effective Date (copies of which have been filed with the Securities and Exchange Commission (the “SEC”)), (ii) violate any provision of any order, writ, judgment, injunction, decree, determination or award to which the Company is a party or by which it is bound,

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(iii) conflict with, result in a breach of or constitute a default under any provision of any material agreement or instrument to which the Company is a party and by which it is bound that is filed with the SEC or (iv) to the Company’s knowledge, any law, rule or regulation currently in effect having applicability to the Company.

Representations and Warranties of the Purchaser.  The Purchaser hereby represents and warrants to the Company as of the Effective Date as follows:

Authorization; Due Execution.  The Purchaser has the requisite power and authority to enter into this Agreement and to perform its obligations under the terms of this Agreement.  All action on the part of the Purchaser necessary for the authorization, execution and delivery of this Agreement has been taken.  This Agreement has been duly authorized, executed and delivered by the Purchaser, and, upon due execution and delivery by the Company, this Agreement will be a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by equitable principles.

Purchase Entirely for Own Account. The Shares purchased by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the immediate resale or distribution of any part thereof, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same (provided that this shall not prevent the Purchaser from selling, granting any participation in, or otherwise distributing the same in the future in accordance with the requirements of the Securities Act (as defined below)).  The Purchaser does not have any contract, undertaking, agreement or arrangement with any person other than an affiliate of the Purchaser to sell, transfer or grant participation to such person or to any third person, with respect to the Shares, if issued.

Disclosure of Information. The Purchaser has received all the information that it has requested and that it considers necessary or appropriate for deciding whether to enter into this Agreement and to acquire the Shares.  The Purchaser has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares.

Investment Experience. The Purchaser acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares.  The Purchaser has not been organized solely for the purpose of acquiring the Shares.

Accredited Investor. The Purchaser is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).

Nasdaq Limitation.  The issuance of the Shares to the Purchaser will not result in the Purchaser beneficially owning, immediately following the issuance, in excess of 19.99% of the outstanding Common Stock or voting power of the Company.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Restrictions on Transfer

Rule 144.  The Purchaser understands that the Shares will not be registered under the Securities Act by reason of a specific exemption therefrom and acknowledges and agrees that the Shares to be purchased hereunder are “restricted securities” as defined in Rule 144 under the Securities Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.  The Purchaser has been advised or is aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things:  the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations. The Purchaser further understands that after the prescribed holding period as set forth in the in the Securities Act (as defined below), such restrictions on its rights to sell the Shares may expire (in accordance with Section 4.3 below).

Restrictive Legend.  The Purchaser acknowledges and agrees that each certificate representing the Shares purchased hereunder shall be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

Legend Removal.  The Company will instruct its transfer agent not to register the transfer of the Shares (or any portion thereof) unless the conditions specified in the foregoing legend(s) are satisfied, until such time as a transfer is made, pursuant to the terms of this Agreement, and in compliance with Rule 144 under the Securities Act or pursuant to a registration statement or, if the opinion of counsel referred to above is to the further effect that such legend is not required in order to establish compliance with any provisions of the Securities Act or this Agreement, until such opinion of counsel (satisfactory to the Company and its counsel) has been received by the Company. Notwithstanding the foregoing, the Company will act reasonably in requesting the removal of the restrictive legend after the Purchaser has satisfied the requirements of the Securities Act and provide the opinion described above if requested.

Miscellaneous.

Successors and Assigns.  This Agreement may not be assigned by either party without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon the parties and their respective successors and assigns.

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

Counterparts; Facsimile.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Facsimile and electronic (PDF) signatures shall be as effective as original signatures.

Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed facsimile or email if sent during normal business hours of the recipient, and if sent other than during normal business hours of the recipient, on the next business day; (iii) five calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the other party hereto at such party’s mailing address, facsimile number or email address set forth on the signature page hereto, or at such other mailing address, facsimile number or email address as such party may designate by 10 days’ advance written notice to the other party hereto.

Finder’s Fee.  Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction.

Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of both the Company and the Purchaser.

Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

Entire Agreement.  This Agreement and the other documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

[Signature Page Follows]

[*] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

In Witness Whereof, the parties hereto have executed this Agreement as of the date first written above.

Portola Pharmaceuticals, Inc.

By:

Mardi C. Dier

Executive Vice President and Chief Financial Officer

Address:  Portola Pharmaceuticals, Inc.

270 East Grand Avenue

South San Francisco, California  94080

Attn: Chief Financial Officer

Facsimile: [*]

Email: [*]

Lonza AG

By:

Name:

Title:

Address:  Lonza Sales AG

Münchensteinerstrasse 38

CH-4002 Basel

Switzerland

Attn:

Facsimile:

Email: